Item 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Information required by this item appears on pages F-1 through F-42, which follow the exhibit index of this Annual Report on Form 10-K.

REPORT OF MANAGEMENT- CONSOLIDATED FINANCIAL STATEMENTS

The management of Murphy USA Inc. is responsible for the preparation and integrity of the accompanying consolidated and combined financial statements and other financial data. The statements were prepared in conformity with U.S. generally accepted accounting principles appropriate in the circumstances and include some amounts based on informed estimates and judgments, with consideration given to materiality.

An independent, registered public accounting firm, KPMG LLP, has audited the Company’s consolidated and combined financial statements in accordance with the standards of the Public Company Accounting Oversight Board and provides an objective, independent opinion about the Company’s consolidated and combined financial statements. The Audit Committee of the Board of Directors appoints the independent registered public accounting firm; ratification of the appointment is solicited annually from the shareholders. KPMG LLP’s opinion covering the Company’s consolidated and combined financial statements can be found on page F-2.

The Board of Directors appoints an Audit Committee annually to implement and to support the Board’s oversight function of the Company’s financial reporting, accounting policies, internal controls and independent registered public accounting firm. This Committee is composed solely of directors who are not employees of the Company. The Committee meets routinely with representatives of management, the Company’s audit staff and the independent registered public accounting firm to review and discuss the adequacy and effectiveness of the Company’s internal controls, the quality and clarity of its financial reporting, the scope and results of independent and internal audits, and to fulfill other responsibilities included in the Committee’s Charter. The independent registered public accounting firm and the Company’s audit staff have unrestricted access to the Committee, without management presence, to discuss audit findings and other financial matters.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Murphy USA Inc.:

We have audited the accompanying consolidated balance sheets of Murphy USA Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated and combined income statements, statements of cash flows, and statements of changes in equity for each of the years in the three-year period ended December 31, 2014. In connection with our audits of the consolidated and combined financial statements, we also have audited financial statement Schedule II. These consolidated and combined financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated and combined financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of Murphy USA Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated and combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) Murphy USA Inc.’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 27, 2015 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Houston, Texas
February 27, 2015, except as to Notes 4 and 21, which are as of January 28, 2016

Murphy USA Inc.
Consolidated Balance Sheets

	December 31,
(Thousands of dollars)	2014	2013
Assets
Current assets
Cash and cash equivalents	$327,163	$294,741
Accounts receivable—trade, less allowance for doubtful accounts of $4,456 in 2014 and $4,456 in 2013	138,466	191,904
Inventories, at lower of cost or market	157,046	157,795
Prepaid expenses and other current assets	11,710	12,217
Current assets held for sale	56,328	25,759
Total current assets	690,713	682,416
Property, plant and equipment, at cost less accumulated depreciation and amortization of $663,067 in 2014 and $588,371 in 2013	1,248,081	1,189,082
Other assets	10,543	1,667
Noncurrent assets held for sale	—	15,399
Total assets	$1,949,337	$1,888,564
Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$—	$14,000
Trade accounts payable and accrued liabilities	381,271	429,763
Income taxes payable	18,362	71,493
Deferred income taxes	522	7,143
Current liabilities held for sale	12,925	4,118
Total current liabilities	413,080	526,517
Long-term debt	488,250	541,381
Deferred income taxes	137,882	128,451
Asset retirement obligations	22,245	17,130
Deferred credits and other liabilities	29,175	18,749
Total liabilities	1,090,632	1,232,228
Stockholders' Equity
Preferred Stock, par $0.01, (authorized 20,000,000 shares,
none outstanding)	—	—
Common Stock, par $0.01 (authorized 200,000,000 shares,
46,767,164 issued and 46,743,633 shares issued and
outstanding at 2014 and 2013, respectively)	468	467
Treasury stock (1,056,689 shares held at December 31, 2014)	(51,073)	—
Additional paid in capital (APIC)	557,871	548,293
Retained earnings	351,439	107,576
Total stockholders' equity	858,705	656,336
Total liabilities and stockholders' equity	$1,949,337	$1,888,564

See accompanying notes to consolidated and combined financial statements.

Murphy USA Inc.
Consolidated and Combined Income Statements

	Years Ended December 31,
(Thousands of dollars except per share amounts)	2014	2013	2012
Revenues
Petroleum product sales (a)	$14,728,527	$15,560,317	$16,854,985
Merchandise sales	2,161,378	2,159,466	2,144,347
Other operating revenues	96,109	94,298	11,708
Total revenues	16,986,014	17,814,081	19,011,040
Costs and operating expenses
Petroleum product cost of goods sold (a)	14,074,579	15,009,955	16,298,316
Merchandise cost of goods sold	1,859,732	1,877,630	1,855,641
Station and other operating expenses	486,762	460,476	447,103
Depreciation and amortization	79,087	74,053	68,299
Selling, general and administrative	119,266	129,431	109,636
Accretion of asset retirement obligations	1,200	1,096	980
Total costs and operating expenses	16,620,626	17,552,641	18,779,975
Income from operations	365,388	261,440	231,065
Other income (expense)
Interest income	244	1,099	172
Interest expense	(36,646)	(14,509)	(384)
Gain (loss) on sale of assets	194	5,995	(1,005)
Other nonoperating income	10,166	169	92
Total other income (expense)	(26,042)	(7,246)	(1,125)
Income from continuing operations before income taxes	339,346	254,194	229,940
Income tax expense	116,386	100,059	91,525
Income from continuing operations	222,960	154,135	138,415
Income (loss) from discontinued operations, net of income taxes	20,903	80,898	(54,847)
Net Income	$243,863	$235,033	$83,568
Earnings per share - basic:
Income from continuing operations	$4.84	$3.30	$2.96
Income (loss) from discontinued operations	0.45	1.73	(1.17)
Net Income - basic	$5.29	$5.03	$1.79
Earnings per share - diluted:
Income from continuing operations	$4.81	$3.29	$2.96
Income (loss) from discontinued operations	0.45	1.73	(1.17)
Net Income - diluted	$5.26	$5.02	$1.79
Weighted-average shares outstanding (in thousands):
Basic	46,104	46,743	46,743
Diluted	46,417	46,858	46,743
Supplemental information:
(a) Includes excise taxes of:	$1,930,608	$1,884,035	$1,962,660

See accompanying notes to consolidated and combined financial statements.

Murphy USA Inc.
Consolidated and Combined Statements of Cash Flows

	Years Ended December 31,
(Thousands of dollars)	2014	2013	2012
Operating Activities
Net income	$243,863	$235,033	$83,568
Adjustments to reconcile net income to net cash provided by operating activities
(Income) loss from discontinued operations, net of taxes	(20,903)	(80,898)	54,847
Depreciation and amortization	79,087	74,053	68,299
Deferred and noncurrent income tax charges (credits)	(4,403)	(11,568)	2,906
Accretion on discounted liabilities	1,200	1,096	980
Pretax (gains) losses from sale of assets	(194)	(5,995)	1,005
Net decrease (increase) in noncash operating working capital	(36,475)	51,204	62,493
Other operating activities - net	14,531	13,215	(2,037)
Net cash provided by continuing operations	276,706	276,140	272,061
Net cash provided by discontinued operations	28,876	80,558	(34,634)
Net cash provided by operating activities	305,582	356,698	237,427
Investing Activities
Property additions	(135,339)	(163,303)	(103,152)
Proceeds from sale of assets	376	6,113	364
Other investing activities - net	(10,631)	52	—
Investing activities of discontinued operations
Sales proceeds	1,097	173,118	—
Other	(4,918)	(3,088)	(9,300)
Net cash provided by (required by) investing activities	(149,415)	12,892	(112,088)
Financing Activities
Purchase of treasury stock	(51,348)	—	—
Repayments of long-term debt	(70,000)	(81,170)	(42)
Additions to long-term debt	—	641,250	—
Cash dividend to former parent	—	(650,000)	—
Debt issuance costs	(875)	(6,693)	—
Amounts related to share-based compensation	(580)	—	—
Net distributions to former parent	—	(35,609)	(104,811)
Net cash required by financing activities	(122,803)	(132,222)	(104,853)
Net increase in cash and cash equivalents	33,364	237,368	20,486
Cash and cash equivalents at January 1	294,741	57,373	36,887
Cash and cash equivalents at December 31	328,105	$294,741	$57,373
Less: Cash and cash equivalents held for sale	942	$—	$—
Cash and cash equivalents of continuing operations at December 31	$327,163	$294,741	$57,373

See accompanying notes to consolidated and combined financial statements.

Murphy USA Inc.
Consolidated and Combined Statements of Changes in Equity

	Common Stock
(Thousands of dollars, except share amounts)	Shares	Par	Treasury Stock	APIC	Net Parent Investment	Retained Earnings	Total
Balance as of December 31, 2011	—	$—	$—	$—	$1,118,947	$—	$1,118,947
Net income	—	—	—	—	83,568	—	83,568
Net transfers to/between former parent	—	—	—	—	(98,064)	—	(98,064)
Balance as of December 31, 2012	—	—	—	—	1,104,451	—	1,104,451
Net income	—	—	—	—	127,457	107,576	235,033
Dividend paid to former parent	—	—	—	—	(650,000)	—	(650,000)
Net transfers to/between former parent	—	—	—	—	(36,062)	—	(36,062)
Issuance of stock at the separation and distribution	46,743,316	467	—	(467)	—	—	—
Reclassification of net parent investment to APIC	—	—	—	545,846	(545,846)	—	—
Issuance of common stock	317	—	—	—	—	—	—
Share-based compensation expense	—	—	—	2,914	—	—	2,914
Balance as of December 31, 2013	46,743,633	467	—	548,293	—	107,576	656,336
Net income	—	—	—	—	—	243,863	243,863
Purchase of treasury stock	—	—	(51,348)	—	—	—	(51,348)
Issuance of common stock	23,531	1	—	—	—	—	1
Issuance of treasury stock	—	—	275	(275)	—	—	—
Shares withheld to satisfy tax withholdings	—	—	—	(582)	—	—	(582)
Share-based compensation expense	—	—	—	10,435	—	—	10,435
Balance as of December 31, 2014	46,767,164	$468	$(51,073)	$557,871	$—	$351,439	$858,705

See accompanying notes to consolidated and combined financial statements.

Murphy USA Inc.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Note 1 — Description of Business and Basis of Presentation

Description of business — The business of Murphy USA Inc. (“Murphy USA” or the “Company”) and its subsidiaries primarily consists of the U.S. retail marketing business that was separated from its former parent company, Murphy Oil Corporation (“Murphy Oil” ), plus certain ethanol production facilities and other assets, liabilities and operating expenses of Murphy Oil that were associated with supporting the activities of the U.S. retail marketing operations.  The separation was approved by the Murphy Oil board of directors on August 7, 2013, and was completed on August 30, 2013 through the distribution of 100% of the outstanding capital stock of Murphy USA to holders of Murphy Oil common stock on the record date of August 21, 2013. Murphy Oil stockholders of record received one share of Murphy USA common stock for every four shares of Murphy Oil common stock. The spin-off was completed in accordance with a separation and distribution agreement entered into between Murphy Oil and Murphy USA. Following the separation, Murphy USA is an independent, publicly traded company, and Murphy Oil retains no ownership interest in Murphy USA.

Murphy USA markets refined products through a network of retail gasoline stations and unbranded wholesale customers. Murphy USA’s owned retail stations are almost all located in close proximity to Walmart stores in 23 states and use the brand name Murphy USA®. Murphy USA also markets gasoline and other products at standalone stations under the Murphy Express brand. At December 31, 2014, Murphy USA had a total of 1,263 Company stations. In October 2009, Murphy USA acquired an ethanol production facility located in Hankinson, North Dakota. The facility was originally designed to produce 110 million gallons of corn-based ethanol per year. Expansion of the plant occurred during 2012, bringing the overall ethanol production capacity to 135 million gallons per year and the plant was sold in December 2013 with all its financial results now being presented as discontinued operations. The Company acquired a partially constructed ethanol production facility in Hereford, Texas, in late 2010. The Hereford facility is designed to produce 105 million gallons of corn-based ethanol per year, and it began operations near the end of the first quarter of 2011.

The financial statements included herein have been recast to reflect the operations of the Hereford ethanol plant as Discontinued Operations for all periods presented along with presenting the assets and liabilities to be sold as Assets or Liabilities Held for Sale at the balance sheet dates.

The contributed assets of Murphy Oil included in the Company’s financial statements also include buildings, real estate, an airplane and computer equipment and software that are used to support the operating activities of Murphy USA.

Basis of Presentation — Murphy USA was incorporated in March 2013 and, in connection with its incorporation, Murphy USA issued 100 shares of common stock, par value $0.01 per share, to Murphy Oil for $1.00. Murphy USA was formed solely in contemplation of the separation and until the separation was completed on August 30, 2013, it had not commenced operations and had no material assets, liabilities, or commitments.  Accordingly the accompanying consolidated and combined financial statements reflect the combined historical results of operations, financial position and cash flows of the Murphy Oil subsidiaries and certain assets, liabilities and operating expenses of Murphy Oil that comprise Murphy USA, as described above, as if such companies and accounts had been combined for all periods presented prior to August 30, 2013. All significant intercompany transactions and accounts within the combined financial statements have been eliminated.

The assets and liabilities in these consolidated and combined financial statements at December 31, 2012 have been reflected on a historical basis, as if all of the assets and liabilities presented were 100 percent owned by Murphy Oil at December 31, 2012 and represented operations of Murphy USA prior to the separation.  For the period prior to separation, the consolidated and combined statements of income also include expense allocations for certain corporate functions historically performed by Murphy Oil, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, procurement and information technology. These allocations are based primarily on specific identification, headcount or computer utilization. Murphy USA’s management believes the assumptions underlying the consolidated and combined financial statements, including the assumptions regarding the allocation of general corporate expenses from Murphy Oil, are reasonable. However, these consolidated and combined financial statements may not include all of the actual expenses that would have been incurred had the Company been a stand-alone company during the period prior to separation and may not reflect the combined results of operations, financial position and cash flows had the Company been a stand-alone company during the entirety of the periods presented.

Actual costs that would have been incurred if Murphy USA had been a stand-alone company for the period prior to separation would depend upon multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. As a result, the consolidated and combined results of operations for the three years ended December 31, 2014, are not necessarily indicative of the results that may be experienced in the future.

Note 2 – Significant Accounting Policies

PRINCIPLES OF COMBINATION – These consolidated and combined financial statements were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of Murphy USA Inc. and selected subsidiaries, and certain assets, liabilities, and expenses of Murphy Oil Corporation for all periods prior to August 30, 2013. All significant intercompany accounts and transactions within the consolidated and combined entity have been eliminated.

REVENUE RECOGNITION – Revenues from sales of refined petroleum products are recorded when deliveries have occurred and legal ownership of the commodity transfers to the customer, which may include related party sales to other subsidiaries of Murphy USA. Title transfer for bulk refined products generally occur at pipeline custody points or upon truck loading at product terminals. Refined products sold at retail stations are recorded when the customer takes delivery at the pump. Merchandise revenues are recorded at the point of sale. Rebates from vendors are recognized as a reduction of cost of goods sold when the related inventory item is sold. Incentives that are derived from contractual provisions are accrued based on past experience, when estimable, and are recognized in cost of goods sold.

The Company enters into buy/sell and similar arrangements when petroleum products are held at one location but are needed at a different location. The Company often pays or receives funds related to the buy/sell arrangement based on location or quality differences. The Company accounts for such transactions on a net basis in its Consolidated and Combined Income Statements.

SHIPPING AND HANDLING COSTS – Costs incurred for the shipping and handling of motor fuel are included in Petroleum product cost of goods sold in the income statement. Costs incurred for the shipping and handling of convenience store merchandise are included in Merchandise cost of goods sold in the income statement.

TAXES COLLECTED FROM CUSTOMERS AND REMITTED TO GOVERNMENT AUTHORITIES – Excise and other taxes collected on sales of refined products and remitted to governmental agencies are included in revenues and costs and operating expenses in the Consolidated and Combined Income Statements. Excise taxes on petroleum products collected and remitted were $1,930,608,000 in 2014, $1,884,035,000 in 2013, and $1,962,660,000 in 2012.

CASH EQUIVALENTS – Short-term investments, which include government securities, money market funds and other instruments with government securities as collateral, that have an original maturity of three months or less from the date of purchase are classified as cash equivalents.

ACCOUNTS RECEIVABLE – The Company’s accounts receivable are recorded at the invoiced amount and do not bear interest. The accounts receivable primarily consists of amounts owed to the Company from credit card companies and by customers for wholesale sales of refined petroleum products and ethanol. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses on these receivables. The Company reviews this allowance for adequacy at least quarterly and bases its assessment on a combination of current information about its customers and historical write-off experience. Any trade accounts receivable balances written off are charged against the allowance for doubtful accounts. The Company has not experienced any significant credit-related losses in the past three years.

INVENTORIES – Inventories of most finished products are valued at the lower of cost, generally applied on a last-in, first-out (“LIFO”) basis, or market. Any increments to LIFO inventory volumes are valued based on the first purchase price for these volumes during the year. Merchandise inventories held for resale are carried at average cost. Materials and supplies are valued at the lower of average cost or estimated value.

VENDOR ALLOWANCES AND REBATES – Murphy USA receives payments for vendor allowances, volume rebates and other related payments from various suppliers of its convenience store merchandise. Vendor allowances for price markdowns are credited to merchandise cost of goods sold during the period the related markdown is recognized. Volume rebates of merchandise are recorded as reductions to merchandise cost of goods sold when the merchandise qualifying for the rebate is sold. Slotting and stocking allowances received from a vendor are recorded as a reduction to cost of sales over the period covered by the agreement.

PROPERTY, PLANT AND EQUIPMENT – Additions to property, plant and equipment, including renewals and betterments, are capitalized and recorded at cost. Certain marketing facilities are primarily depreciated using the composite straight-line method with depreciable lives ranging from 16 to 25 years. Ethanol plants, gasoline stations and other assets are depreciated over 3 to 50 years by individual unit on the straight-line method. Gains and losses on asset disposals or retirements are included in income as a separate component of other income.
IMPAIRMENT OF ASSETS – Long-lived assets, which include property and equipment and finite-lived intangible assets, are tested for recoverability whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. A long-lived asset is not recoverable if its carrying amount exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. If a long-lived asset is not recoverable, an impairment loss is recognized for the amount by which the carrying amount of the long-lived asset exceeds its fair value, with fair value determined based on discounted estimated net cash flows or other appropriate methods.
ASSET RETIREMENT OBLIGATIONS – The Company records a liability for asset retirement obligations (“ARO”) equal to the fair value of the estimated cost to retire an asset. The ARO liability is initially recorded in the period in which the obligation meets the definition of a liability, which is generally when the asset is placed in service. The ARO liability is estimated using existing regulatory requirements and anticipated future inflation rates. When the liability is initially recorded, the Company increases the carrying amount of the related long-lived asset by an amount equal to the original liability. The liability is increased over time to reflect the change in its present value, and the capitalized cost is depreciated over the useful life of the related long-lived asset. The Company reevaluates the adequacy of its recorded ARO liability at least annually. Actual costs of asset retirements such as dismantling service stations and site restoration are charged against the related liability. Any difference between costs incurred upon settlement of an asset retirement obligation and the recorded liability is recognized as a gain or loss in the Company’s earnings.
ENVIRONMENTAL LIABILITIES – A liability for environmental matters is established when it is probable that an environmental obligation exists and the cost can be reasonably estimated. If there is a range of reasonably estimated costs, the most likely amount will be recorded, or if no amount is most likely, the minimum of the range is used. Related expenditures are charged against the liability. Environmental remediation liabilities have not been discounted for the time value of future expected payments. Environmental expenditures that have future economic benefit are capitalized.
INCOME TAXES – The Company accounts for income taxes using the asset and liability method. Under this method, income taxes are provided for amounts currently payable and for amounts deferred as tax assets and liabilities based on differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred income taxes are measured using the enacted tax rates that are assumed will be in effect when the differences reverse. The Company routinely assesses the realizability of deferred tax assets based on available evidence including assumptions of future taxable income, tax planning strategies and other pertinent factors.  A deferred tax asset valuation allowance is recorded when evidence indicates that it is more likely than not that all or a portion of these deferred tax assets will not be realized in a future period.  The accounting rules for income tax uncertainties permit recognition of income tax benefits only when they are more likely than not to be realized.  The Company includes potential penalties and interest for uncertain income tax positions in income tax expense.
The Company’s results of operations were included in the consolidated federal income tax return of Murphy Oil prior to the separation, while in most cases, these results have been included in the various state tax returns of Murphy USA historically. For these financial statements, federal and state income taxes have been computed and recorded as if the Company filed separate federal and state income tax returns. Federal and state income tax benefits of operating losses generated are recognized to the extent that they could be expected to reduce federal income tax expense for the Company via a carryback to a previous year or carried forward for use in a subsequent year. The calculations of current and deferred income taxes, therefore, require use of certain assumptions, allocations and estimates that management believes are reasonable to reflect the Company’s income taxes as a stand-alone taxpayer. The Company has elected to classify any interest expense and penalties related to the underpayment of income taxes in Income tax expense in the Consolidated and Combined Income Statements.
DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES – The fair value of a derivative instrument is recognized as an asset or liability in the Company’s Consolidated and Combined Balance Sheets. Upon entering into a derivative contract, the Company may designate the derivative as either a fair value hedge or a cash flow hedge, or decide that the contract is not a hedge, and therefore, recognize changes in the fair value of the contract in earnings. The Company documents the relationship between the derivative instrument designated as a hedge and the hedged items as well as its objective for risk management and strategy for use of the hedging instrument to manage the risk. Derivative instruments designated as fair value or cash flow hedges are linked to specific assets and liabilities or to specific firm commitments or forecasted transactions. The Company assesses at inception and on an ongoing basis whether a derivative instrument used as a hedge is highly effective in offsetting changes in the fair value or cash flows of the hedged item. A derivative that is not a highly effective hedge does not qualify for hedge accounting. Changes in the fair value of a qualifying fair value hedge are recorded in earnings along with the gain or loss on the hedged item. Changes in the fair value of a qualifying cash flow hedge are recorded in other comprehensive income until the hedged item is recognized in earnings. When the income effect of the underlying cash flow hedged item is recognized in the Statement of Income, the fair value of the associated cash flow hedge is reclassified from other comprehensive income into earnings. Ineffective portions of a cash flow hedge derivative’s change in fair value are recognized currently in earnings. If a derivative instrument no longer qualifies as a cash flow hedge and the underlying forecasted transaction is no longer probable of occurring, hedge accounting is discontinued and the gain or loss recorded in other comprehensive income is recognized immediately in earnings. See Note 13 and Note 16 for further information about the Company’s derivatives.
STOCK-BASED COMPENSATION – The fair value of awarded stock options, restricted stock and restricted stock units is determined based on a combination of management assumptions for awards issued subsequent to the separation from Murphy Oil and the previously calculated fair market value of awards that were replaced with Murphy USA awards in connection with the separation. Murphy Oil used the Black-Scholes option pricing model for computing the fair value of stock options. The primary assumptions made by management included the expected life of the stock option award and the expected volatility of Murphy Oil’s common stock prices. Murphy Oil used both historical data and current information to support its assumptions. Stock option expense is recognized on a straight-line basis over the respective vesting period of two or three years. Murphy Oil used a Monte Carlo valuation model to determine the fair value of performance-based restricted stock and restricted stock units and the related expense is recognized over the three-year vesting period. Management estimates the number of stock options and performance-based restricted stock and restricted stock units that will not vest and adjusts its compensation expense accordingly. Differences between estimated and actual vested amounts are accounted for as an adjustment to expense when known. See Note 11 for a discussion of the basis of allocation of such costs.
NET INVESTMENT BY FORMER PARENT– The Net investment by former parent represented a net balance reflecting Murphy Oil’s initial investment in the Company and subsequent adjustments resulting from the operations of the Company and various transactions between the Company and Murphy Oil. The balance is the result of the Company’s participation in Murphy Oil’s centralized cash management program under which all the Company’s cash receipts were remitted to Murphy Oil and all cash disbursements are funded by Murphy Oil. The net balance included amounts due from or owed to Murphy Oil. Other transactions affecting the Net investment by Murphy Oil included general and administrative expenses incurred by Murphy Oil and allocated to the Company. There were no terms of settlement or interest charges associated with the Net investment by Murphy Oil balance. Changes in amounts owed to or due from Murphy Oil were included in financing activities in the Statements of Cash Flows. All transactions affecting the balance of this account ceased at the separation.

USE OF ESTIMATES – In preparing the financial statements of the Company in conformity with U.S. GAAP, management has made a number of estimates and assumptions related to the reporting of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities. Actual results may differ from the estimates. On an ongoing basis, we review our estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.

Note 3 — Related-Party Transactions

Related-party transactions of the Company include the allocation of certain general and administrative costs from Murphy Oil to the Company and payment of interest expense to or receipt of interest income from Murphy Oil for intercompany payables balances for periods prior to the separation.

General and administrative costs were charged by Murphy Oil to the Company based on management’s determination of such costs attributable to the operations of the Company. However, such related-party transactions cannot be presumed to be carried out on an arm’s length basis as the requisite conditions of competitive, free-market dealings may not exist.

Prior to the separation, Murphy Oil provided cash management services to the Company. As a result, the Company generally remitted funds received to Murphy Oil, and Murphy Oil paid all operating and capital expenditures on behalf of the Company. Such cash transactions were reflected in the change in the Net Investment by Parent.

The Consolidated and Combined Income Statements include expense allocations for certain functions provided to the Company by Murphy Oil prior to the separation. If possible, these allocations were made on a specific identification basis. Otherwise, the expenses related to services provided to the Company by Murphy Oil were allocated to Murphy USA based on relative percentages of headcount or other appropriate methods depending on the nature of each type of cost to be allocated.

Charges for functions historically provided to the Company by Murphy Oil were primarily attributable to Murphy Oil’s performance of many shared services that the Company benefitted from, such as treasury, tax, accounting, risk management, legal, internal audit, procurement, human resources, investor relations and information technology. Murphy USA also participated in certain Murphy Oil insurance, benefit and incentive plans. The Consolidated and Combined Income Statements reflect charges from Murphy Oil and its other subsidiaries for these services of $0,  $50,975,000 and $67,260,000 for the three years ended December 31, 2014, 2013 and 2012, respectively. Included in the charges above are amounts recognized for stock-based compensation expense (Note 11), as well as net periodic benefit expense associated with Murphy Oil’s retirement plans (Note 12).

Included in Interest income in the Consolidated and Combined Income Statements for the three years ended December 31, 2014, 2013 and 2012 was interest income from affiliates of $0,  $1,080,000 and $156,000, respectively. These amounts were paid on balances that were previously intercompany prior to the separation from Murphy Oil and were settled in full at the separation date.

Transition Services Agreement

In conjunction with the separation, we entered into a Transition Services Agreement with Murphy Oil on August 30, 2013.  This Transition Services Agreement sets forth the terms on which Murphy Oil provides to us, and we provide to Murphy Oil, on a temporary basis, certain services or functions that the companies have historically shared.  Transition services include administrative, payroll, human resources, information technology and network transition services, tax, treasury and other support and corporate services.  The Transition Services Agreement provides for the provision of specified transition services generally for a period of up to eighteen months, with a possible extension of six months, on a cost basis.  We record the fee Murphy Oil charges us for these services as a component of general and administrative expenses.

We believe that the operating expenses and general and administrative expenses allocated to us and included in the accompanying consolidated and combined income statements were a reasonable approximation of the costs related to Murphy USA’s operations.  However, such related-party transactions cannot be presumed to be carried out on an arm’s-length basis as the terms were negotiated while Murphy USA was still a subsidiary of Murphy Oil.  At December 31, 2014 Murphy USA had a current receivable from Murphy Oil of $1,737,000 and a payable to Murphy Oil of $56,000 related to the Transition Services Agreement.

Note 4 – Discontinued Operations

In November 2013, the Company announced that it had entered into negotiations to sell its Hankinson, North Dakota ethanol production facility as part of management’s strategic plan to exit non-core businesses. On December 19, 2013, the Company sold its wholly-owned subsidiary Hankinson Renewable Energy, LLC which owned and operated an ethanol manufacturing facility in Hankinson, North Dakota, and its related assets for $170,000,000 plus working capital adjustments of approximately $3,118,000. During January 2014, the final adjustments to working capital were made and the Company received an additional $1.1 million in sales proceeds which has been included in discontinued operations for the period.  The Company has accounted for all operations related to Hankinson Renewable, LLC as discontinued operations for all periods presented.  The after-tax gain from disposal of the subsidiary (including associated inventories) was $52,542,000 in 2013 with an additional $781,000 in 2014 related to the final working capital adjustment.

The results of operations associated with the Hankinson discontinued operations are presented in the following table.

(Thousands of dollars)	2014	2013	2012
Revenues	$—	$366,707	$354,128
Income (loss) from operations before income taxes	—	40,130	(4,377)
Gain on sale before income taxes	1,202	80,834	—
Total income (loss) from discontinued operations before taxes	1,202	120,964	(4,377)
Provision for income taxes	421	42,257	(1,531)
Income (loss) from discontinued operations	$781	$78,707	$(2,846)

In September 2015, the Company determined that it had met held for sale criteria for its Hereford, Texas ethanol production facility. On September 25, 2015, the Company signed a letter of intent to sell this subsidiary for a gain and the transaction closed on November 12, 2015. We have classified the results of the Hereford plant as discontinued operations in our condensed consolidated and combined statement of income. Additionally, the related assets and liabilities associated with discontinued operations are classified as held for sale in our condensed consolidated balance sheet. The assets and liabilities as of December 31, 2014 are classified as current in our condensed consolidated balance sheet as we expect to close the transaction discussed above within one year. The Company believes that selling the ethanol plant represents a strategic shift for the Company and that the financial results of the plant meet the quantitative and qualitative thresholds discussed in ASU 2014-08, Reporting Discontinued Operations and Disclosures of Components of an Entity.

The financial results of our Hereford plant through December 31, 2014, 2013 and 2012 are presented as income (loss) from discontinued operations, net of income taxes on our condensed consolidated statement of income. The results of the Hereford ethanol plant have been included alongside "Corporate" as reconciling items within our segment footnote. The following table presents financial results of the Hereford business:

	Twelve months ended December 31,
(Thousands of dollars)	2014	2013	2012
Revenues
Ethanol sales	$223,904	$269,254	$290,268
Total revenues	223,904	269,254	290,268
Costs and operating expenses
Ethanol cost of goods sold	158,276	228,899	269,168
Station and other operating expenses	34,763	33,227	33,006
Depreciation and amortization	147	77	3,441
Impairment of properties	—	—	60,988
Selling, general and administrative expenses	1,635	3,568	3,487
Total costs and operating expenses	194,821	265,771	370,090
Income from operations	29,083	3,483	(79,822)
Other income (expense)
Gain (loss) on sale of assets	—	—	—
Other nonoperating income (expense)	994	—	—
Total other income (expense)	994	—	—
Income before income taxes	30,077	3,483	(79,822)
Income taxes	9,955	1,292	(27,820)
Net income	$20,122	$2,191	$(52,002)

The following table presents the aggregate carrying amounts of the classes of held for sale assets and liabilities:

(Thousands of dollars)	December 31, 2014	December 31, 2013
Carrying amount of assets included as part of discontinued operations:
Cash and cash equivalents	$942	$—
Accounts receivable - trade	1,625	1,277
Inventories, at lower of cost or market	25,868	21,260
Prepaid expenses and other current assets	3,062	3,222
Property, plant and equipment, net	5,043	1,641
Other assets	515	239
Deferred tax assets	19,273	13,519
Total assets classified as held for sale in the condensed consolidated balance sheet	$56,328	$41,158

(Thousands of dollars)	December 31, 2014	December 31, 2013
Carrying amount of liabilities included as part of discontinued operations:
Trade accounts payable and accrued liabilities	$5,728	$3,465
Income taxes payable	7,238	653
Deferred income taxes	(41)	—
Total liabilities classified as held for sale in the condensed consolidated balance sheet	$12,925	$4,118

The following table presents cash flow of the Hereford ethanol plant:

	Twelve Months Ended December 31,
(Thousands of dollars)	2014	2013	2012
Net cash provided by (used in) discontinued operating activities	28,741	30,810	(35,769)
Net cash used in discontinued investing activities	(4,918)	(1,959)	(1,594)

Note 5 — Inventories

Inventories consisted of the following:

	December 31,
(Thousands of dollars)	2014	2013
Finished products - FIFO basis	$200,272	$366,124
Less LIFO - finished products	(144,283)	(307,706)
Finished products - LIFO basis	55,989	58,418
Store merchandise for resale	98,712	97,058
Materials and supplies	2,345	2,319
Total inventories	$157,046	$157,795

At December 31, 2014 and 2013, the replacement cost (market value) of last-in, first-out (LIFO) inventories exceeded the LIFO carrying value by $144,283,000 and $307,706,000, respectively.

In 2014, inventories valued at LIFO incurred a decrement that resulted in a benefit of $19,512,000 on income from continuing operations before income tax.  In 2013, inventories valued at LIFO incurred a decrement that resulted in a charge to earnings while 2012 had a decrement that led to a benefit.  The total LIFO impact to income from continuing operations before income tax was a decrease of $13,472,000 and an increase of $2,526,000 at December 31, 2013 and 2012, respectively.

Note 6 – Property, Plant and Equipment

		December 31, 2014		December 31, 2013
(Thousands of dollars)	Estimated Useful Life	Cost	Net	Cost	Net
Land		$527,158	527,158	519,542	519,542
Pipeline and terminal facilities	16 to 25 years	88,447	36,384	85,907	36,114
Retail gasoline stations	3 to 50 years	1,229,582	662,954	1,110,340	611,132
Buildings	20 to 45 years	18,160	8,328	17,829	8,608
Other	3 to 20 years	47,801	13,257	43,836	13,686
		$1,911,148	$1,248,081	$1,777,454	$1,189,082

At year-end 2012, the Company wrote down its net investment in the ethanol production facility in Hereford, Texas, taking a pre-tax impairment charge of $60,988,000.  The write down was required based on expected weak ethanol production margins at the plant in future periods. Fair value was determined using a discounted cash flow model for three years, plus an estimated terminal value based on a multiple of the last year’s cash flow. Certain key assumptions used in the cash flow model included use of available futures prices for corn and ethanol products. Additional key assumptions included estimated future ethanol and distillers’ grain production levels, estimated future operating expenses, and estimated sales prices for distillers’ grain. This impairment is reflected in Discontinued Operations for the year ended December 31, 2012.

Note 7 – Accounts Payable and Accrued Liabilities

Trade accounts payable and accrued liabilities consisted of the following:

	December 31,
(Thousands of dollars)	2014	2013
Trade accounts payable	$227,113	309,535
Excise taxes/withholdings payable	71,273	55,882
Accrued insurance obligations	19,280	17,032
Other	63,605	47,314
Accounts payable and accrued liabilities	$381,271	$429,763

Note 8 — Long-Term Debt

Long-term debt consisted of the following:

	December 31,
(Thousands of dollars)	2014	2013
6% senior notes due 2023 (net of unamortized discount of $7,557 at 2014 and $8,422 at 2013)	$492,443	$491,578
Less unamortized debt issuance costs	(4,193)	(6,197)
Total notes payable, net	488,250	485,381
Term loan due 2016 (effective rate of 3.71% at December 31, 2013)	—	70,000
Less current maturities	—	(14,000)
Total long-term debt	$488,250	$541,381

Senior Notes

On August 14, 2013, Murphy Oil USA, Inc., our primary operating subsidiary, issued 6.00% Senior Notes due 2023 (the “Senior Notes”) in an aggregate principal amount of $500 million. The Senior Notes are fully and unconditionally guaranteed by Murphy USA, and are guaranteed by certain 100% owned subsidiaries that guarantee our credit facilities. The indenture governing the Senior Notes contains restrictive covenants that limit, among other things, the ability of Murphy USA, Murphy Oil USA, Inc. and the restricted subsidiaries to incur additional indebtedness or liens, dispose of assets, make certain restricted payments or investments, enter into transactions with affiliates or merge with or into other entities.

The Senior Notes and the guarantees rank equally with all of our and the guarantors’ existing and future senior unsecured indebtedness and effectively junior to our and the guarantors’ existing and future secured indebtedness (including indebtedness with respect to the credit facilities) to the extent of the value of the assets securing such indebtedness.  The Senior Notes are structurally subordinated to all of the existing and future third-party liabilities, including trade payables, of our existing and future subsidiaries that do not guarantee the notes.

We used the net proceeds of the Senior Notes, together with borrowings under the credit facilities, to finance a cash dividend of $650 million from Murphy Oil USA, Inc. to Murphy Oil paid in connection with the Separation.

On June 17, 2014, we closed an exchange offer for our Senior Notes to make them eligible for public resale, as required by a registration rights agreement entered into in connection with the issuance of the Senior Notes.  All of the Senior Notes were tendered for exchange.

Credit Facilities

On August 30, 2013, we entered into a credit agreement, which provides for a committed $450 million asset-based loan (ABL) facility (with availability subject to the borrowing base described below) and a $150 million term facility. It also provides for a $200 million uncommitted incremental facility. On August 30, 2013, Murphy Oil USA, Inc. borrowed $150 million under the term facility, the proceeds of which were used, together with the net proceeds of the offering of the Senior Notes, to finance the $650 million cash dividend from Murphy USA Inc. to Murphy

Oil.  The term facility was repaid in full in May 2014.  On September 2, 2014, we amended the credit agreement to extend the maturity date to September 2, 2019 and amend the terms of the various covenants.

The borrowing base is expected, at any time of determination, to be an amount (net of reserves) equal to the sum of:

•	100% of eligible cash at such time, plus

•	90% of eligible credit card receivables at such time, plus

•	90% of eligible investment grade accounts, plus

•	85% of eligible other accounts, plus

•	80% of eligible product supply/wholesale refined products inventory at such time, plus

•	75% of eligible retail refined products inventory at such time, plus the lesser of (i) 70% of the average cost of eligible retail merchandise inventory at such time and (ii) 85% of the net orderly liquidation value of eligible retail merchandise inventory at such time.

The ABL facility includes a $75 million sublimit on swingline loans and a $200 million sublimit for the issuance of letters of credit. Swingline loans and letters of credit issued under the ABL facility reduce availability under the ABL facility.

Interest payable on the credit facilities is based on either:

•	the London interbank offered rate, adjusted for statutory reserve requirements (the “Adjusted LIBO Rate”); or

•
the Alternate Base Rate, which is defined as the highest of (a) the prime rate, (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) the one-month Adjusted LIBO Rate plus 1.00% per annum, plus, (A) in the case Adjusted LIBO Rate borrowings, (i) with respect to the ABL facility, spreads ranging from 1.50% to 2.00% per annum depending on the average availability under the ABL facility or (ii) with respect to the term facility, spreads ranging from 2.75% to 3.00% per annum depending on a secured debt to EBITDA ratio and (B) in the case of Alternate Base Rate borrowings, (i) with respect to the ABL facility, spreads ranging from 0.50% to 1.00% per annum depending on the average availability under the ABL facility or (ii) with respect to the term facility, spreads ranging from 1.75% to 2.00% per annum depending on a secured debt to EBITDA ratio.

The interest rate period with respect to the Adjusted LIBO Rate interest rate option can be set at one-, two-, three-, or six-months as selected by us in accordance with the terms of the credit agreement.

We were obligated to make quarterly principal payments on the outstanding principal amount of the term facility beginning on the first anniversary of the effective date of the credit agreement in amounts equal to 10% of the term loans made on such effective date, with the remaining balance payable on the scheduled maturity date of the term facility. Borrowings under the credit facilities are prepayable at our option without premium or penalty.  We were also required to prepay the term facility with the net cash proceeds of certain asset sales or casualty events, subject to certain exceptions. The credit agreement also includes certain customary mandatory prepayment provisions with respect to the ABL facility.

The credit agreement contains certain covenants that limit, among other things, the ability of us and our subsidiaries to incur additional indebtedness or liens, to make certain investments, to enter into sale-leaseback transactions, to make certain restricted payments, to enter into consolidations, mergers or sales of material assets and other fundamental changes, to transact with affiliates, to enter into agreements restricting the ability of subsidiaries to incur liens or pay dividends, or to make certain accounting changes. In addition, the credit agreement requires us to maintain a fixed charge coverage ratio of a minimum of 1.0 to 1.0 when availability for at least three consecutive business days is less than the greater of (a) 17.5% of the lesser of the aggregate ABL facility commitments and the borrowing base and (b) $70,000,000 (including as of the most recent fiscal quarter end on the first date when availability is less than such amount).  As of December 31, 2014, our fixed charge coverage ratio was 1.30.  Prior to the repayment of the term loan, we were also subject to a maximum secured debt to EBITDA ratio of 4.5 to 1.0 at any time when term facility commitments or term loans thereunder were outstanding.

After giving effect to the applicable restrictions on certain payments, which could include dividends under the credit agreement (which restrictions are only applicable when availability under the credit agreement does not exceed the greater of 25% of the lesser of the revolving commitments and the borrowing base and $100 million (and if availability under the credit agreement does not exceed the greater of 40% of the lesser of the revolving commitments and the borrowing base and $150 million, then our fixed charge coverage ratio must be at least 1.0 to 1.0)) and the indenture, and subject to compliance with applicable law.  As of December 31, 2014, the Company had approximately $107.5 million of its net income and retained earnings free of such restrictions.

All obligations under the credit agreement are guaranteed by Murphy USA and the subsidiary guarantors party thereto, and all obligations under the credit agreement, including the guarantees of those obligations, are secured by certain assets of Murphy USA, Murphy Oil USA, Inc. and the guarantors party thereto.

Note 9 — Asset Retirement Obligations (ARO)
The majority of the ARO recognized by the Company at December 31, 2014 and 2013 related to the estimated costs to dismantle and abandon certain of its retail gasoline stations. The Company has not recorded an ARO for certain of its marketing assets because sufficient information is presently not available to estimate a range of potential settlement dates for the obligation. These assets are consistently being upgraded and are expected to be operational into the foreseeable future. In these cases, the obligation will be initially recognized in the period in which sufficient information exists to estimate the obligation.
A reconciliation of the beginning and ending aggregate carrying amount of the ARO is shown in the following table.

	December 31,
(Thousands of dollars)	2014	2013
Balance at beginning of period	$17,130	15,401
Accretion expense	1,200	1,096
Liabilities incurred	3,915	633
Balance at end of period	$22,245	17,130

The estimation of future ARO is based on a number of assumptions requiring professional judgment. The Company cannot predict the type of revisions to these assumptions that may be required in future periods due to the lack of availability of additional information.

Note 10 — Income Taxes

The components of income from continuing operations before income taxes for each of the three years ended December 31, 2014 and income tax expense (benefit) attributable thereto were as follows:

	Years Ended December 31,
(Thousands of dollars)	2014	2013	2012
Income (loss) from continuing operations before income taxes	$339,346	254,194	229,940
Income tax expense (benefit)
Federal - Current	$119,338	92,828	72,689
Federal - Deferred	(382)	(9,067)	2,271
State - Current and deferred	(2,570)	16,298	16,565
Total	$116,386	$100,059	$91,525

The following table reconciles income taxes based on the U.S. statutory tax rate to the Company’s income tax expense.

	Years Ended December 31,
(Thousands of dollars)	2014	2013	2012
Income tax expense based on the U.S. statutory tax rate	$118,771	88,968	80,479
State income taxes, net of federal benefit	(1,671)	10,594	10,766
Other, net	(714)	497	280
Total	$116,386	$100,059	$91,525

An analysis of the Company’s deferred tax assets and deferred tax liabilities at December 31, 2014 and 2013 showing the tax effects of significant temporary differences follows:

	December 31,
(Thousands of dollars)	2014	2013
Deferred tax assets
Property costs	$1,692	6,456
Asset retirement obligations	465	5,844
Employee benefits	9,712	3,090
Other deferred tax assets	8,995	6,389
Total gross deferred tax assets	20,864	21,779
Less valuation allowance	—	—
Net deferred tax assets	20,864	21,779
Deferred tax liabilities
Accumulated depreciation and amortization	(133,535)	(129,256)
State deferred taxes	(16,855)	(16,423)
Other deferred tax liabilities	(8,837)	(11,694)
Total gross deferred tax liabilities	(159,227)	(157,373)
Net deferred tax liabilities	$(138,363)	$(135,594)

In management’s judgment, the net deferred tax assets in the preceding table will more likely than not be realized as reductions of future taxable income or by utilizing available tax planning strategies.

Murphy Oil’s tax returns in multiple jurisdictions that include the Company are subject to audit by taxing authorities. These audits often take years to complete and settle. As of December 31, 2014, the earliest year remaining open for Federal audit and/or settlement is 2010 and for the states it ranges from 2008-2011.  Although the Company believes that recorded liabilities for unsettled issues are adequate, additional gains or losses could occur in future periods from resolution of outstanding unsettled matters.

The FASB’s rules for accounting for income tax uncertainties clarify the criteria for recognizing uncertain income tax benefits and require additional disclosures about uncertain tax positions.  Under U.S. GAAP the financial statement recognition of the benefit for a tax position is dependent upon the benefit being more likely than not to be sustainable upon audit by the applicable taxing authority. If this threshold is met, the tax benefit is then measured and recognized at the largest amount that is greater than 50 percent likely of being realized upon ultimate settlement. Liabilities associated with uncertain income tax positions are included in Deferred Credits and Other Liabilities in the Consolidated Balance Sheet.  A reconciliation of the beginning and ending amount of the consolidated liability for unrecognized income tax benefits during the year ended December 31, 2014 is shown in the following table.  No uncertain tax position liabilities were recognized for the two years ending December 31, 2013.

Year Ended December 31,
(Thousands of dollars)	2014

Balance at January 1	$—
Additions for tax positions related to prior year	10,086
Additions for tax positions related to current year	77
Settlements with taxing authorities	(1,563)
Expiration of statutes of limitation	(2,499)

Balance at December 31	$6,101

All additions or reductions to the above liability affect the Company’s effective tax rate in the respective period of change.  The Company accounts for any applicable interest and penalties on uncertain tax positions as a component of income tax expense.  Income tax expense for the years ended December 31, 2014, 2013 and 2012 included net benefits for interest and penalties of $1,143,000,  $0 and $0, respectively, associated with uncertain tax positions.

During the next twelve months, the Company currently expects to add immaterial amounts to the liability for uncertain taxes for 2015 events.  Although existing liabilities could be reduced by settlement with taxing authorities or lapse due to statute of limitations, the Company believes that the changes in its unrecognized tax benefits due to these events will not have a material impact on the Consolidated and Combined Income Statements during 2015.

Note 11 — Incentive Plans
Prior to the separation, our employees participated in the Murphy Oil 2007 Long-Term Incentive Plan (the “2007 Plan”) and the Murphy Oil 2012 Long-Term Incentive Plan (the “2012 Plan”) and received Murphy Oil restricted stock awards and options to purchase shares of Murphy Oil common stock. While participating in these two plans, costs resulting from share-based payment transactions were allocated and recognized as an expense in the financial statements using a fair value-based measurement method over the periods that the awards vested. Certain employees of the Company have received annual grants in the form of Murphy Oil stock options, restricted stock units and other forms of share-based payments prior to the separation. Accordingly, the Company has accounted for expense for these plans in accordance with SAB Topic 1-B for periods prior to the separation.

2013 Long-Term Incentive Plan
Effective August 30, 2013, certain of our employees began to participate in the Murphy USA 2013 Long-Term Incentive Plan, which was subsequently amended and restated effective as of February 12, 2014 (the “MUSA 2013 Plan”). The MUSA 2013 Plan authorizes the Executive Compensation Committee of our Board of Directors (“the Committee”) to grant non-qualified or incentive stock options, stock appreciation rights, stock awards (including restricted stock and restricted stock unit awards), cash awards, and performance awards to our employees. Prior to the amendment and restatement of the MUSA 2013 Plan on February 12, 2014,  10 million shares of MUSA common stock were authorized to be delivered under the MUSA 2013 Plan over the life of the plan.  Pursuant to the amendment and restatement of the plan effective as of February 12, 2014, this was reduced to 5.5 million shares of common stock.  No more than 1 million shares of common stock may be awarded to any one employee, subject to adjustment for changes in capitalization. The maximum cash amount payable pursuant to any “performance-based” award to any participant in any calendar year is $5 million.
In connection with the separation, stock compensation awards granted under the 2007 Plan and the 2012 Plan by Murphy Oil (pre-separation awards) were adjusted or substituted as follows:

•	Vested stock options were equitably adjusted so that the grantee holds more options to purchase Murphy Oil common stock at a lower strike price.

•	Unvested stock options and stock appreciation rights held by MUSA employees were replaced with substitute awards of options to purchase shares of MUSA common stock.

•
Unvested restricted stock units will be replaced with adjusted, substitute awards for restricted stock units of MUSA common stock. The new awards of restricted stock are intended to generally preserve the intrinsic value of the original award determined as of the separation and distribution date.

•
Vesting periods of awards were unaffected by the adjustment and substitution, except that for vested Murphy Oil stock options the MUSA employees have until the earlier of two years from the date of the separation or the stated expiration date of the option to exercise the award.

Awards granted in connection with the adjustment and substitution of awards originally issued under the 2007 Plan and the 2012 Plan are a part of the MUSA 2013 Plan and reduce the maximum number of shares of common stock available for delivery under the MUSA 2013 Plan. During the period from August 30 to December 31, 2014, the Company granted a total of 1,276,548 awards from the MUSA 2013 Plan which leaves 4,280,895 remaining shares to be granted in future years (after consideration of the amendments made to the MUSA 2013 Plan in February 2014 by the Board of Directors).

2013 Stock Plan for Non-employee Directors

Effective August 8, 2013, Murphy USA adopted the 2013 Murphy USA Stock Plan for Non-employee Directors (the “Directors Plan”).  The directors for Murphy USA are compensated with a mixture of cash payments and equity-based awards.  Awards under the Directors Plan may be in the form of restricted stock, restricted stock units, stock options, or a combination thereof.  An aggregate of 500,000 shares of common stock shall be available for issuance of grants under the Directors Plan.  Since 2013, 50,850 time-based restricted stock units have been granted under the terms of the Directors Plan which leaves 449,150 shares available to be granted in the future.
Amounts recognized in the financial statements by the Company with respect to all share-based plans are shown in the following table.  All expense prior to August 30, 2013 was incurred under the 2007 Plan and the 2012 Plan while all amounts after August 30, 2013 were incurred in the MUSA 2013 Plan and the Directors Plan.

	December 31,
(Thousands of dollars)	2014	2013	2012
Compensation charged against income before income tax benefit	$10,435	9,391	8,416
Related income tax benefit recognized in income	3,652	3,287	2,946
As of December 31, 2014, there was $13,471,000 in compensation costs to be expensed over approximately the next 2.7 years related to unvested share-based compensation arrangements granted by the Company or its predecessor.  Total income tax benefits realized by Murphy Oil from tax deductions related to stock option exercises under share-based payment arrangements previously issued by Murphy Oil Corporation were $0,  $625,000, and $1,851,000 for the years ended December 31, 2014, 2013 and 2012, respectively.  Cash received from options exercised under all share-based payment arrangements for the years ended December 31, 2014, 2013 and 2012 was $581,000,  $0 and $0 as no awards had vested prior to February 2014.  Total income tax benefits realized from tax deductions related to stock option exercises under share-based payment arrangements were $470,000 for the year ended December 31, 2014.
STOCK OPTIONS – The Committee fixes the option price of each option granted at no less than fair market value (FMV) on the date of the grant and fixes the option term at no more than seven years from such date. Each option granted through December 31, 2013 under the MUSA 2013 Plan was nonqualified and was issued to replace awards of Murphy Oil that were previously granted to employees of the Company prior to the separation from Murphy Oil.  The remaining term of each option granted mirrored the remaining term of the original award that it replaced and the exercise price was adjusted based on the terms of the Employee Matters Agreement entered into between the Company and Murphy Oil in connection with the separation.   Post separation in 2013, the only awards issued were to replace the unvested awards of Murphy Oil that were forfeited in conjunction with the separation.  Therefore, the accounting for those awards was a continuation of the Murphy Oil fair value that was previously calculated using the Black-Scholes pricing model and used the following original assumptions to calculate the fair value used for expense purposes.  Following are the assumptions used originally by Murphy Oil to value the original awards.

Years Ended December 31,
2012 and 2011
Fair value per option grant	12.37 - 20.34
Assumptions
Dividend yield	1.80% - 2.27%
Expected volatility	37.00% - 39.62%
Risk-free interest rate	0.55% - 2.10%
Expected life	4.00 yrs. - 5.20 yrs.

As a result of the separation from Murphy Oil, the unvested Murphy Oil options were replaced with an appropriate number of Company options bearing an exercise price that was adjusted to preserve the intrinsic value near the date of the separation in connection with the terms of the Employee Matters Agreement.  The grant date fair values of the options replaced with MUSA 2013 Plan awards range from $32.53 to $40.25.  Because of these adjustments, no further Black-Scholes fair values were required to be calculated for the post separation period.  The adjustment and substitution of the stock compensation awards occurred in conjunction with the distribution of MUSA common stock to Murphy Oil stockholders. As a result, no grant, exercise, or cancellation activity occurred on MUSA stock compensation awards during the years ended December 31, 2012 or 2011. In February 2014, the Committee granted nonqualified stock options to certain employees of the Company.  Following are the assumptions used by the Company to value the original awards:

Year Ended December 31,
2014
Fair value per option grant	$11.44
Assumptions
Dividend yield	—
Expected volatility	31.7%
Risk-free interest rate	1.37%
Expected life	4.6 years

Changes in options outstanding for Company employees during the period from August 30, 2013 to December 31, 2014 are presented in the following table:

	Number of Shares	Average Exercise Price
Outstanding at December 31, 2012	—	$—
Granted at FMV	625,101	35.12
Exercised	—	—
Forfeited	(3,952)	33.92
Outstanding at December 31, 2013	621,149	35.13
Granted at FMV	127,400	39.46
Exercised	(74,766)	34.21
Forfeited	(13,148)	38.36
Outstanding at December 31, 2014	660,635	36

Exercisable at December 31, 2013	—	$—
Exercisable at December 31, 2014	88,445	34.54

Additional information about stock options outstanding at December 31, 2014 is shown below:

	Options Outstanding			Options Exercisable
Range of Exercise Prices per Option	No. of Options	Avg. Life Remaining in Years	Aggregate Intrinsic Value	No. of Options	Avg. Life Remaining in Years	Aggregate Intrinsic Value
$32.53 to $37.06	386,119	4.7	$13,634,984	49,228	4.1	$1,788,414
$37.07 to $39.45	39,217	3.1	1,246,599	39,217	3.1	1,246,599
$39.46 to $40.25	235,299	5.7	6,823,643	—	0	—
	660,635	5	$21,705,226	88,445	3.6	$3,035,013

RESTRICTED STOCK UNITS (MUSA 2013 Plan)– The Committee has granted time based restricted stock units (RSUs) as part of the replacement of previously unvested performance based RSUs, performance units, and time based RSU’s previously issued to employees of Murphy Oil prior to August 30, 2013.  In addition, certain other employees have also received grants of time based RSUs that will vest over various periods of time in the year ended December 31, 2014. In February and March 2014, the Committee granted time based restricted stock to certain employees.  These awards were granted under the MUSA 2013 Plan and vest in 3 years.

(Number of units)	Employee RSU's
Outstanding at December 31, 2012	—
Granted	352,522
Vested and issued	(509)
Forfeited	(4,915)
Outstanding at December 31, 2013	347,098
Granted	93,025
Vested and issued	(20,680)
Forfeited	(22,428)
Outstanding at December 31, 2014	397,015

PERFORMANCE-BASED RESTRICTED STOCK UNITS (MUSA 2013 Plan) – In February 2014, the Committee awarded performance-based restricted stock units (performance units) to certain employees.  Half of the performance units vest based on a 3-year return on average capital employed (ROACE) calculation and the other half vest based on a 3-year total shareholder return (TSR) calculation that compares MUSA to a group of 17 peer companies.  The portion of the awards that vest based on TSR qualify as a market condition and must be valued using a Monte Carlo valuation model.  For the TSR portion of the awards, the fair value was determined to be $43.41 per unit.  For the ROACE portion of the awards, the valuation was based on the grant date fair value of $39.46 per unit and the number of awards will be periodically assessed to determine the probability of vesting.

(Number of units)	Employee PSU's
Outstanding at December 31, 2013	—
Granted	78,500
Vested and issued	—
Forfeited	(6,500)
Outstanding at December 31, 2014	72,000

RESTRICTED STOCK UNITS (Directors Plan) – The Committee has also granted time based RSUs to the non-employee directors of the Company as part of their overall compensation package for being a member of the Board of Directors.  These awards typically vest at the end of three years.

(Number of units)	Director RSU's
Outstanding at December 31, 2012	—
Granted	28,413
Vested and issued	—
Forfeited	—
Outstanding at December 31, 2013	28,413
Granted	22,437
Vested and issued	—
Forfeited	—
Outstanding at December 31, 2014	50,850

Note 12 — Employee and Retiree Benefit Plans

PENSION AND POSTRETIREMENT PLANS — After separating from Murphy Oil, the Company no longer sponsors or participates in any defined benefit pension plan or post retirement benefit plan for its employees.  Prior to the separation, Murphy Oil had defined benefit pension plans that were principally noncontributory and covered most full-time employees. Upon separation from Murphy Oil, all amounts for these plans that involved Murphy USA employees were frozen and retained by Murphy Oil. Therefore, the assets and liabilities related to Murphy USA employees in these plans are not included in these financial statements as Murphy USA was considered to be participating in multiple employer benefit plans due to co-mingling of various plan assets. However, the periodic benefit expense for each period prior to August 30, 2013 includes the expense of the U.S. benefit plans. All U.S. tax qualified plans meet the funding requirements of federal laws and regulations.

The table that follows provides the components of net periodic benefit expense associated with Company employees for the two years ended December 31, 2013.  The net periodic benefit expense ended on the separation date of August 30, 2013 and therefore no further expense was recorded for these plans.

	Years ended December 31,
	Pension Benefits		Other Postretirement Benefits
(Thousands of dollars)	2013	2012	2013	2012
Service cost	$3,387	$4,210	$1,250	$1,529
Interest cost	2,715	4,249	967	1,442
Expected return on plan assets	(2,792)	(3,859)	—	—
Amortization of prior service cost (benefits)	53	90	(7)	(10)
Recognized actuarial loss	2,106	2,984	357	366
Termination benefits expense	—	—	—	—
Curtailment expense	—	—	—	—
Net periodic benefit expense	$5,469	$7,674	$2,567	$3,327

The following table provides the weighted-average assumptions used in the measurement of the net periodic benefit expense for the year ended December 31, 2012.

	Net Periodic Benefit Expenses
	Pension Benefits	Postretirement Benefits
	2012	2012
Discount rate	4.87%	4.87%
Expected return on plan assets	6.5%	—%
Rate of compensation increase	4.2%	—%

The discount rates used for purposes of determining the expense are based on the universe of high-quality corporate bonds that are available.  Cash flow analyses are performed in which a spot yield curve is used to discount projected benefit payment streams for the most significant plans.  The discounted cash flows are used to determine an equivalent single rate which is the basis for selecting the discount rate.  Expected plan asset returns are based on long-term expectations for asset portfolios with similar investment mix characteristics.  Expected compensation increases were based on anticipated future averages for Murphy Oil.

U.S. Health Care Reform — In March 2010, the United States Congress enacted a health care reform law. Along with other provisions, the law (a)  imposes a 40% excise tax on high-cost health plans as defined in the law beginning in 2018; (b) eliminated lifetime or annual coverage limits and required coverage for preventative health services beginning in September 2010; and (c) imposed a fee of $2 (subsequently adjusted for inflation) for each person covered by a health insurance policy beginning in September 2010. The new law did not significantly affect the Company’s consolidated and combined financial statements as of December 31, 2014 and 2013 and for the three years ended December 31, 2014.  The Company continues to evaluate the various components of the law as guidance is issued and cannot predict with certainty all the ways it may impact the Company.  However, based on  the evaluation performed to date, the Company currently believes that the health care reform law will not have a material effect on its financial condition, results of operations, or cash flows in future periods.

THRIFT PLAN – At the time of the spin-off, Murphy USA set up a new qualified defined contribution plan for full-time employees with an asset transfer from the Murphy Oil defined contribution plan.  Most full-time employees of the Company may participate in savings plans by contributing up to a specified percentage of their base pay.  The Company matches contributions at 100% of each employee’s contribution with a maximum match of 6%.  In addition, the Company makes profit sharing contributions on an annual basis.  Eligible employees receive a stated percentage of their base and incentive pay of 5%,  7%, or 9% determined on a formula that is based on a combination of age and years of service.  The Company’s expenses related to this plan were $8,879,000 in 2014, $4,567,000 in 2013 and $2,460,000 in 2012.

PROFIT SHARING PLAN –  Eligible part-time employees may participate in the Company’s noncontributory profit sharing plan.  Each year, the Company may make a discretionary employer contribution in an amount determined and authorized at the discretion of the Board of Directors.  Eligible employees receive an allocation based on their compensation earned for the year the contribution is allocated.  The Company’s expenses related to this plan were $1,848,000 in 2014, $1,861,000 in 2013 and $1,627,000 in 2012.

Note 13 — Financial Instruments and Risk Management

DERIVATIVE INSTRUMENTS — The Company makes limited use of derivative instruments to manage certain risks related to commodity prices. The use of derivative instruments for risk management is covered by operating policies and is closely monitored by the Company’s senior management. The Company does not hold any derivatives for speculative purposes and it does not use derivatives with leveraged or complex features. Derivative instruments are traded primarily with creditworthy major financial institutions or over national exchanges such as the New York Mercantile Exchange (“NYMEX”).

The Company is subject to commodity price risk related to corn that it will purchase in the future for feedstock and WDGS that it will sell in the future at its ethanol production facility. All amounts in this footnote are related to the Hereford ethanol plant operations that have now been recast as Discontinued Operations in the income statement and have been moved to Assets or Liabilities Held for Sale on the balance sheet. At December 31, 2014 and 2013, the Company had open physical delivery commitment contracts for purchase of approximately 13.4 million and 3.1 million bushels of corn, respectively, for processing at its ethanol plant. For the periods ended December 31, 2014 and 2013, the Company had open physical delivery commitment contracts for sale of approximately 0.5 million and 0.5 million equivalent bushels, respectively, of WDGS. To manage the price risk associated with certain of these physical delivery commitments which have fixed prices, at December 31, 2014 and 2013, the Company had outstanding derivative contracts with a net short volume of approximately 1.5 million bushels and 0.5 million bushels, respectively, that mature at future prices in effect on the expected date of delivery under the physical delivery commitment contracts. Additionally, at December 31, 2014 and 2013, the Company had outstanding derivative contracts with a net short volume of 3.2 and 2.0 million bushels, respectively, of corn to buy back when certain corn inventories are expected to be processed. The impact of marking to market these commodity derivative contracts decreased income before taxes by $2.1 million, decreased income before taxes by $0.1 million, and increased income before taxes by $2.9 million for the three years ended December 31, 2014, 2013 and 2012, respectively.

At December 31, 2014 and 2013, the fair value of derivative instruments not designated as hedging instruments are presented in the following table.

	December 31, 2014				December 31, 2013
	Asset Derivatives		Liability Derivatives		Asset Derivatives		Liability Derivatives
	Balance		Balance		Balance		Balance
	Sheet	Fair	Sheet	Fair	Sheet	Fair	Sheet	Fair
(Thousands of dollars)	Location	Value	Location	Value	Location	Value	Location	Value
Commodity derivative contracts	Current assets held for sale	$74	Current liabilities held for sale	$2,204	Current assets held for sale	$224	Current liabilities held for sale	$291

For the years ended December 31, 2014 and 2013, the gains and losses recognized in the consolidated and combined Income Statements for derivative instruments not designated as hedging instruments are presented in the following table.

		Amount of Gain (Loss) Recognized
		in Income on Derivative
(Thousands of dollars)	Statement of Income
Type of Derivative Contract	Location	2014	2013
Commodity	Income (loss) from discontinued operations, net of taxes	$921	$8,516

The Company offsets certain assets and liabilities related to derivative contracts when the legal right of offset exists. Derivative assets and liabilities which have offsetting positions at December 31, 2014 and 2013 are presented in the following tables:

		Gross Amounts	Net Amounts of
	Gross Amounts	Offset in the	Assets Presented in
	of Recognized	Consolidated	the Consolidated
(Thousands of dollars)	Assets	Balance Sheet	Balance Sheet
At December 31, 2014
Commodity derivatives	$93	$(19)	$74
At December 31, 2013
Commodity derivatives	$233	$(9)	$224

		Gross Amounts	Net Amounts of
	Gross Amounts	Offset in the	Liabilities Presented
	of Recognized	Consolidated	in the Consolidated
(Thousands of dollars)	Liabilities	Balance Sheet	Balance Sheet
At December 31, 2014
Commodity derivatives	$2,223	$(19)	$2,204
At December 31, 2013
Commodity derivatives	$300	$(9)	$291

All commodity derivatives above are corn-based contracts associated with the Company’s Hereford ethanol plant as all positions related to Hankinson were assumed by the buyer in conjunction with the sale. Net derivative assets are included in Current Assets Held for Sale presented in the table on the prior page and are included in Current Assets Held for Sale on the Consolidated Balance Sheets; likewise, net derivative liabilities in the above table are included in Current Liabilities Held for Sale in the table above and are included in Current Liabilities Held for Sale on the Consolidated Balance Sheets. These contracts permit net settlement and the Company generally avails itself of this right to settle net. At December 31, 2014 and 2013 cash deposits of $2.8 million and $2.9 million, respectively, related to commodity derivative contracts were reported in Current Assets Held for Sale in the Consolidated Balance Sheets. These cash deposits have not been used to reduce the reported net liabilities on the corn-based derivative contracts at December 31, 2014 and 2013.

Note 14 – Earnings Per Share

Basic earnings per common share is computed by dividing net income available to common stockholders by the weighted average of common shares outstanding during the period.  Diluted earnings per common share adjusts basic earnings per common share for the effects of stock options and restricted stock in the periods where such items are dilutive.

On August 30, 2013, 46,743,316 shares of our common stock were distributed to the shareholders of Murphy Oil in connection with the separation.  For comparative purposes, we have assumed this amount to be outstanding as of the beginning of each prior period prior to the separation presented in the calculation of weighted average shares outstanding.

During May 2014, the Company executed a share repurchase program that was approved by the Board of Directors for approximately $50 million worth of common stock of the Company.  At the completion of this plan, the Company had acquired 1,040,636 shares of common stock for an average price of $48.07 per share including brokerage fees.

The following table provides a reconciliation of basic and diluted earnings per share computations for the years ended December 31, 2014, 2013 and 2012 (in thousands, except per share amounts):

	Years ended December 31,
(Thousands of dollars except per share amounts)	2014	2013	2012
Earnings per common share:
Net income attributable to common stockholders	$243,863	$235,033	$83,568
Weighted average common shares outstanding (in thousands)	46,104	46,743	46,743
Total earnings per share	$5.29	$5.03	$1.79

Earnings per common share - assuming dilution:	Years ended December 31,
	2014	2013	2012
Net income attributable to common stockholders	$243,863	$235,033	$83,568
Weighted average common shares outstanding (in thousands)	46,104	46,743	46,743
Common equivalent shares:
Dilutive options	313	115	—
Weighted average common shares outstanding - assuming dilution (in thousands)	46,417	46,858	46,743
Earnings per share - assuming dilution	$5.26	$5.02	$1.79

Note 15 — Other Financial Information

OTHER OPERATING REVENUES – Other operating revenues in the Consolidated and Combined Income Statements includes the following items:

(Thousands of dollars)	2014	2013	2012
Renewable Identification Numbers (RINs) sales	$92,916	$91,391	$8,830
Other	3,193	2,907	2,878
Total other operating revenues	$96,109	$94,298	$11,708

CASH FLOW DISCLOSURES — Cash income taxes paid (collected), net of refunds, were $158,063,000,  $47,757,000 and $13,036,000 for the three years ended December 31, 2014, 2013 and 2012, respectively. Interest paid was $34,019,000,  $1,647,000 and $479,000 for the years ended December 31, 2014, 2013 and 2012, respectively. Noncash reductions (additions) to net parent investment related primarily to settlement of income taxes were $453,000 and ($6,747,000) for the years ended December 31, 2013 and 2012, respectively.

(Thousands of dollars)	2014	2013	2012
Accounts receivable	$59,519	$325,063	$(168,480)
Inventories	750	4,011	(5,183)
Prepaid expenses and other current assets	477	(7,755)	(1,242)
Deferred income tax assets	—	—	—
Accounts payable and accrued liabilities	(53,234)	(271,379)	231,643
Income taxes payable	(37,325)	6,892	4,216
Current deferred income tax liabilities	(6,662)	(5,628)	1,539
Net decrease (increase) in noncash operating working capital	$(36,475)	$51,204	$62,493

Note 16 — Assets and Liabilities Measured at Fair Value

The Company carries certain assets and liabilities at fair value in its Consolidated and Combined Balance Sheets. The fair value hierarchy is based on the quality of inputs used to measure fair value, with Level 1 being the highest quality and Level 3 being the lowest quality. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs are observable inputs other than quoted prices included within Level 1. Level 3 inputs are unobservable inputs which reflect assumptions about pricing by market participants.

The Company carries certain assets and liabilities at fair value in its Consolidated and Combined Balance Sheets. The fair value measurements for these assets and liabilities at December 31, 2014 and 2013 are presented in the following table. All amounts in this footnote are related to ethanol operations at the Company's Hereford ethanol facility which is now presented as Discontinued Operations in the income statement or Assets or Liabilities Held for Sale in the balance sheet.

	Fair Value Measurements
	at Reporting Date Using
		Quoted Prices	Significant
		In Active Markets	Other	Significant
	Fair Value	for Identical	Observable	Unobservable
	December 31,	Assets/(Liabilities)	Inputs	Inputs
(Thousands of dollars)	2014	(Level 1)	(Level 2)	(Level 3)
Assets
Commodity derivative contracts	$74	—	$74	—
Liabilities
Commodity derivative contracts	$(2,204)	—	$(2,204)	—
	Fair Value Measurements
	at Reporting Date Using
		Quoted Prices	Significant
		In Active Markets	Other	Significant
	Fair Value	for Identical	Observable	Unobservable
	December 31,	Assets/(Liabilities)	Inputs	Inputs
(Thousands of dollars)	2013	(Level 1)	(Level 2)	(Level 3)
Assets
Commodity derivative contracts	$224	—	$224	—
Liabilities
Commodity derivative contracts	$(291)	—	$(291)	—

At the balance sheet date the fair value of commodity derivatives contracts for corn was determined based on market quotes for No. 2 yellow corn. The change in fair value of commodity derivatives is recorded in Discontinued Operations. The carrying value of the Company’s Cash and cash equivalents, Assets Held for Sale and Liabilities Held for Sale approximates fair value.

The following table presents the carrying amounts and estimated fair values of financial instruments held by the Company at December 31, 2014 and 2013. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The table excludes Cash and cash equivalents, Accounts receivable-trade, and Trade accounts payable and accrued liabilities, all of which had fair values approximating carrying amounts. The fair value of Current and Long-term debt was estimated based on rates offered to the Company at that time for debt of the same maturities. The Company has off-balance sheet exposures relating to certain financial guarantees and letters of credit. The fair value of these, which represents fees associated with obtaining the instruments, was nominal.

	December 31, 2014		December 31, 2013
	Carrying		Carrying
(Thousands of dollars)	Amount	Fair Value	Amount	Fair Value
Financial liabilities
Current and long-term debt	$(488,250)	$(510,344)	$(555,381)	$(559,411)

Note 17 – Commitments

The Company leases land, gasoline stations, and other facilities under operating leases.  During the next five years, expected future rental payments under all operating leases are approximately $20,100,000 in 2015, $20,067,000 in 2016, $8,942,000 in 2017, $8,981,000 in 2018, and $9,031,000 in 2019.  Rental expense for noncancelable operating leases, including contingent payments when applicable, was $8,528,000 in 2014, $7,139,000 in 2013 and $4,433,000 in 2012.  Operating lease expense related to discontinued operations was $2,905,000,  $9,641,000, and $5,040,000 in 2014, 2013, and 2012, respectively.

Commitments for capital expenditures were approximately $166,721,000 at December 31, 2014, including $159,778,000 for construction of future Murphy USA and Murphy Express gasoline stations (including land) in process at year-end, along with $4,138,000 for improvements of existing stations, to be financed with our operating cash flow and/or incurrence of indebtedness.

Note 18 — Contingencies

The Company’s operations and earnings have been and may be affected by various forms of governmental action. Examples of such governmental action include, but are by no means limited to: tax increases and retroactive tax claims; import and export controls; price controls; allocation of supplies of crude oil and petroleum products and other goods; laws and regulations intended for the promotion of safety and the protection and/or remediation of the environment; governmental support for other forms of energy; and laws and regulations affecting the Company’s relationships with employees, suppliers, customers, stockholders and others. Because governmental actions are often motivated by political considerations, may be taken without full consideration of their consequences, and may be taken in response to actions of other governments, it is not practical to attempt to predict the likelihood of such actions, the form the actions may take or the effect such actions may have on the Company.

ENVIRONMENTAL MATTERS AND LEGAL MATTERS — Murphy USA is subject to numerous federal, state and local laws and regulations dealing with the environment. Violation of such environmental laws, regulations and permits can result in the imposition of significant civil and criminal penalties, injunctions and other sanctions. A discharge of hazardous substances into the environment could, to the extent such event is not insured, subject the Company to substantial expense, including both the cost to comply with applicable regulations and claims by neighboring landowners and other third parties for any personal injury, property damage and other losses that might result.

The Company currently owns or leases, and has in the past owned or leased, properties at which hazardous substances have been or are being handled. Although the Company believes it has used operating and disposal practices that were standard in the industry at the time, hazardous substances may have been disposed of or released on or under the properties owned or leased by the Company or on or under other locations where they have been taken for disposal. In addition, many of these properties have been operated by third parties whose management of hazardous substances was not under the Company’s control. Under existing laws the Company could be required to remediate contaminated property (including contaminated groundwater) or to perform remedial actions to prevent future contamination. Certain of these contaminated properties are in various stages of negotiation, investigation, and/or cleanup, and the Company is investigating the extent of any related liability and the availability of applicable defenses. With the sale of the U.S. refineries in 2011, Murphy Oil retained certain liabilities related to environmental matters. Murphy Oil also obtained insurance covering certain levels of environmental exposures. With respect to the previously owned refinery properties, Murphy Oil retained those liabilities in the Separation and Distribution agreement that was entered into related to the separation on August 30, 2013.  With respect to any remaining potential liabilities, the Company believes costs related to these sites will not have a material adverse effect on Murphy USA’s net income, financial condition or liquidity in a future period.

Certain environmental expenditures are likely to be recovered by the Company from other sources, primarily environmental funds maintained by certain states. Since no assurance can be given that future recoveries from other sources will occur, the Company has not recorded a benefit for likely recoveries at December 31, 2014, however certain jurisdictions provide reimbursement for these expenses which have been considered in recording the net exposure. The U.S. Environmental Protection Agency (EPA) currently considers the Company a Potentially Responsible Party (PRP) at one Superfund site.  As to the site, the potential total cost to all parties to perform necessary remedial work at this site may be substantial. However, based on current negotiations and available information, the Company believes that it is a de minimis party as to ultimate responsibility at the Superfund site.

Accordingly, the Company has not recorded a liability for remedial costs at the Superfund site at December 31, 2014. The Company could be required to bear a pro rata share of costs attributable to nonparticipating PRPs or could be assigned additional responsibility for remediation at this site or other Superfund sites. The Company believes that its share of the ultimate costs to clean-up this site will be immaterial and will not have a material adverse effect on its net income, financial condition or liquidity in a future period.

Based on information currently available to the Company, the amount of future remediation costs to be incurred to address known contamination sites is not expected to have a material adverse effect on the Company’s future net income, cash flows or liquidity. However, there is the possibility that additional environmental expenditures could be required to address contamination, including as a result of discovering additional contamination or the imposition of new or revised requirements applicable to known contamination.

In the case Freeny v. Murphy Oil Corporation and Murphy Oil USA, Inc., the plaintiffs allege that the Company has infringed on their electronic pricing system patent.  The Company’s claim is that our pricing system can be differentiated and in fact we have our own patent for our pricing system.  Murphy Oil USA, Inc. has agreed to defend and indemnify Murphy Oil Corporation in this matter as required by the terms of the Separation Agreement.  We are unable to estimate potential damages at this point and we are defending the claim vigorously.  Trial is currently set for June 2015.  At this time, management believes the probability of loss in this case is remote.  However, it is possible that an unfavorable outcome of this lawsuit or other contingency could have a material impact on the liquidity, results of operations, or financial condition of the Company in future periods.

Murphy USA is engaged in a number of other legal proceedings, all of which the Company considers routine and incidental to its business. Based on information currently available to the Company, the ultimate resolution of those other legal matters is not expected to have a material adverse effect on the Company’s net income, financial condition or liquidity in a future period.

INSURANCE — The Company maintains insurance coverage at levels that are customary and consistent with industry standards for companies of similar size. Murphy USA maintains statutory workers compensation insurance with a deductible of $0.5 million per occurrence. As of December 31, 2014, there were a number of outstanding claims that are of a routine nature. The estimated incurred but unpaid liabilities relating to these claims are included in Trade account payables and accrued liabilities on the Consolidated and Combined Balance Sheets. While the ultimate outcome of these claims cannot presently be determined, management believes that the accrued liability of $5.0 million will be sufficient to cover the related liability and that the ultimate disposition of these claims will have no material effect on the Company’s financial position and results of operations.

The Company was insured under Murphy Oil’s insurance policies for occurrences prior to the completion of the separation. The specifications and insured limits under those policies, however, were at a level consistent with Murphy Oil as a whole. Following the separation, the Company has obtained insurance coverage as appropriate for the business in which it is engaged, but may incur losses that are not covered by insurance or reserves, in whole or in part, and such losses could adversely affect our results of operations and financial position.

TAX MATTERS — Murphy USA is subject to extensive tax liabilities imposed by multiple jurisdictions, including income taxes, indirect taxes (excise/duty, sales/use and gross receipts taxes), payroll taxes, franchise taxes, withholding taxes and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted or proposed that could result in increased expenditures for tax liabilities in the future. Many of these liabilities are subject to periodic audits by the respective taxing authority. Subsequent changes to our tax liabilities because of these audits may subject us to interest and penalties.

OTHER MATTERS — In the normal course of its business, the Company is required under certain contracts with various governmental authorities and others to provide financial guarantees or letters of credit that may be drawn upon if the Company fails to perform under those contracts. At December 31, 2014, the Company had contingent liabilities of $16.2 million on outstanding letters of credit. The Company has not accrued a liability in its balance sheet related to these financial guarantees and letters of credit because it is believed that the likelihood of having these drawn is remote.

Note 19 — Recent Accounting and Reporting Rules

In April 2014, the FASB issued ASU No. 2014-08, "Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity," which changes the requirements for reporting discontinued operations under Accounting Standards Codification Topic 205. Under ASU No. 2014-08, a disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has, or will have, a major effect on an entity’s operations and financial results. The standard states that a strategic shift could include a disposal of (i) a major geographical area of operations, (ii) a major line of business, (iii) a major equity method investment or (iv) other major parts of an entity. ASU No. 2014-08 no longer precludes presentation as a discontinued operation if (i) there are operations and cash flows of the component that have not been eliminated from the reporting entity’s ongoing operations or (ii) there is significant continuing involvement with a component after its disposal. Additional disclosures about discontinued operations will also be required. The guidance is effective for annual periods beginning on or after December 15, 2014, and is to be applied prospectively to new disposals and new classifications of disposal groups as held for sale after the effective date.

In May 2014, the FASB issued ASU No. 2014-09 “Revenue from Contracts with Customers,” which supersedes the revenue recognition requirements in the Accounting Standards Codification (“Codification”) Topic 605, Revenue Recognition, and most industry-specific guidance throughout the Industry Topics of the Codification. The core principle of the new ASU No. 2014-09 is for companies to recognize revenue from the transfer of goods or services to customers in amounts that reflect the consideration to which the company expects to be entitled in exchange for those goods or services. The new standard also will result in enhanced disclosures about revenue, provide guidance for transactions that were not previously addressed comprehensively (for example, service revenue and contract modifications) and improve guidance for multiple-element arrangements. The guidance is effective for annual and interim periods beginning after December 15, 2016, with early adoption prohibited. The Company expects to adopt ASU No. 2014-09 beginning January 1, 2017 and is in the process of assessing the impact that the new guidance will have on the Company's results of operations, financial condition and disclosures.

In August 2014, the FASB issued ASU No. 2014-15, “Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern,” which requires management to assess, at each interim and annual reporting period, whether substantial doubt exists about the Company's ability to continue as a going concern.  The new standard substantially aligns the accounting requirements with current auditing requirements (except that the auditing standards require a one-year assessment from the balance sheet date rather than the financial statement issuance date).   The new standard is effective for all entities for the first annual period ending after December 15, 2016, and interim periods thereafter, with early adoption permitted.

Note 20 — Business Segments

Segment Information			Discontinued
(Thousands of dollars)	Marketing	Corporate	Operations	Consolidated
Year ended December 31, 2014
Segment income (loss)	$242,434	(19,474)	20,903	$243,863
Revenues from external customers	16,985,903	111	—	16,986,014
Interest income	—	244	—	244
Interest expense	—	(36,646)	—	(36,646)
Income tax expense (benefit)	127,657	(11,271)	—	116,386
Significant noncash charges (credits)
Depreciation and amortization	74,906	4,181	—	79,087
Accretion of asset retirement obligations	1,200	—	—	1,200
Deferred and noncurrent income taxes (benefits)	368	(4,771)	—	(4,403)
Additions to property, plant and equipment	131,139	4,200	3,549	138,888
Total assets at year-end	$1,544,018	348,991	56,328	$1,949,337

Segment Information			Discontinued
(Thousands of dollars)	Marketing	Corporate	Operations	Consolidated
Year ended December 31, 2013
Segment income (loss)	$164,013	(9,878)	80,898	$235,033
Revenues from external customers	17,814,081	—	—	17,814,081
Interest income	—	1,099	—	1,099
Interest expense	—	(14,509)	—	(14,509)
Income tax expense (benefit)	106,223	(6,164)	—	100,059
Significant noncash charges (credits)
Depreciation and amortization	71,253	2,800	—	74,053
Accretion of asset retirement obligations	1,096	—	—	1,096
Deferred and noncurrent income taxes (benefits)	(9,796)	(1,772)	—	(11,568)
Additions to property, plant and equipment	162,051	8,169	1,752	171,972
Total assets at year-end	$1,527,125	320,281	41,158	$1,888,564

Year ended December 31, 2012
Segment income (loss)	$139,583	(1,168)	(54,847)	$83,568
Revenues from external customers	19,011,040	—	—	19,011,040
Interest income	—	172	—	172
Interest expense	—	(384)	—	(384)
Income tax expense (benefit)	92,059	(534)	—	91,525
Significant noncash charges (credits)
Depreciation and amortization	66,913	1,386	—	68,299
Accretion of asset retirement obligations	980	—	—	980
Deferred and noncurrent income taxes (benefits)	3,393	(487)	—	2,906
Additions to property, plant and equipment	103,096	56	8,441	111,593
Total assets at year-end	$1,765,020	60,425	184,958	$2,010,403

Note 21 - Change in Accounting Principle

During the first quarter of 2015, the Company elected to early adopt the provisions of ASU 2015-03 “Simplifying the Presentation of Debt Issuance Costs”.  In accordance with provisions of the FASB ASU topic on “Accounting Changes and Error Corrections” all prior periods presented have been retrospectively adjusted to apply the change in accounting principle.  For a summary of the adjustments, see below:

	Previous Accounting Method	Effect of Change In	As Reported
(thousands of dollars)	December 31, 2014	Accounting Principle	December 31, 2014
Other assets	$14,736	(4,193)	10,543

Long-term debt	$492,443	(4,193)	488,250

	As Originally Reported	Effect of Change In	As Currently Reported
	December 31, 2013	Accounting Principle	December 31, 2013
Other assets	$7,864	(6,197)	1,667

Long-term debt	$547,578	(6,197)	541,381

Note 22 – Guarantor Subsidiaries

Certain of the Company’s 100% owned, domestic subsidiaries (the “Guarantor Subsidiaries”) fully and unconditionally guarantee, on a joint and several basis, certain of the outstanding indebtedness of the Company, including the 6.00% senior notes due 2023.  The following consolidating and/or combining schedules present financial information on a consolidated and combined basis in conformity with the SEC’s Regulation S-X Rule 3-10(d):

CONSOLIDATING BALANCE SHEET

(Thousands of dollars)	December 31, 2014
Assets	Parent Company	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Current assets
Cash and cash equivalents	$—	$327,163	$—	$—	$—	$327,163
Accounts receivable—trade, less allowance for doubtful accounts of $4,456 in 2014	—	138,466	—	—	—	138,466
Inventories, at lower of cost or market	—	157,046	—	—	—	157,046
Prepaid expenses and other current assets	—	11,710	—	—	—	11,710
Current assets held for sale	—	—	—	56,328	—	56,328
Total current assets	—	634,385	—	56,328	—	690,713
Property, plant and equipment, at cost less accumulated depreciation and amortization of $663,067 in 2014	—	1,248,081	—	—	—	1,248,081
Investments in subsidiaries	1,580,277	177,263	—	—	(1,757,540)	—
Other assets	—	10,543	—	—	—	10,543
Deferred tax assets	—	—	—	—	—	—
Noncurrent assets held for sale	—	—	—	—		$—
Total assets	$1,580,277	$2,070,272	$—	$56,328	$(1,757,540)	$1,949,337
Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$—	$—	$—	$—	$—	$—
Inter-company accounts payable	51,348	82,528	(52,077)	(81,799)	—	—
Trade accounts payable and accrued liabilities	—	381,271	—	—	—	381,271
Income taxes payable	—	18,348	14	—	—	18,362
Deferred income taxes	—	522	—	—	—	522
Current liabilities held for sale	—	—	—	12,925	—	12,925
Total current liabilities	51,348	482,669	(52,063)	(68,874)	—	413,080
Long-term debt	—	488,250	—	—	—	488,250
Deferred income taxes	—	137,882	—	—		137,882
Asset retirement obligations	—	22,245	—	—	—	22,245
Deferred credits and other liabilities	—	29,175	—	—	—	29,175
Total liabilities	51,348	1,160,221	(52,063)	(68,874)	—	1,090,632
Stockholders' Equity
Preferred Stock, par $0.01 (authorized 20,000,000 shares, none outstanding)	—	—	—	—	—	—
Common Stock, par $0.01 (authorized 200,000,000 shares, 46,767,164 shares issued at December 31, 2014)	468	1	60	—	(61)	468
Treasury stock (1,056,689 shares held at December 31, 2014)	(51,073)	—	—	—	—	(51,073)
Additional paid in capital (APIC)	1,228,095	558,611	52,004	35,677	(1,316,516)	557,871
Retained earnings	351,439	351,439	(1)	89,525	(440,963)	351,439
Total stockholders' equity	1,528,929	910,051	52,063	125,202	(1,757,540)	858,705
Total liabilities and stockholders' equity	$1,580,277	$2,070,272	$—	$56,328	$(1,757,540)	$1,949,337

CONSOLIDATING BALANCE SHEET

(Thousands of dollars)	December 31, 2013
Assets	Parent Company	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Current assets
Cash and cash equivalents	$—	$294,741	$—	$—	$—	$294,741
Accounts receivable—trade, less allowance for doubtful accounts of $4,456 in 2013	—	191,904	—	—	—	191,904
Inventories, at lower of cost or market	—	157,795	—	—	—	157,795
Prepaid expenses and other current assets	—	12,217	—	—	—	12,217
Current assets held for sale	—	—	—	25,759	—	25,759
Total current assets	—	656,657	—	25,759	—	682,416
Property, plant and equipment, at cost less accumulated depreciation and amortization of $588,371 in 2013	—	1,189,082	—	—	—	1,189,082
Investments in subsidiaries	1,228,837	—	—	—	(1,228,837)	—
Other assets	—	89,407	—	—	(87,740)	1,667
Deferred tax assets	—	—	—	—	—	—
Noncurrent assets held for sale	—	—	—	15,399	—	15,399
Total assets	$1,228,837	$1,935,146	$—	$41,158	$(1,316,577)	$1,888,564
Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$—	$14,000	$—	$—	$—	$14,000
Inter-company accounts payable	—	119,366	(52,107)	(67,259)	—	—
Trade accounts payable and accrued liabilities	—	429,763	—	—	—	429,763
Income taxes payable	—	71,450	43	—	—	71,493
Deferred income taxes	—	7,143	—	—	—	7,143
Current liabilities held for sale	—	—	—	4,118	—	4,118
Total current liabilities	—	641,722	(52,064)	(63,141)	—	526,517
Long-term debt	—	541,381	—	—	—	541,381
Deferred income taxes	—	128,451	—		—	128,451
Asset retirement obligations	—	17,130	—	—	—	17,130
Deferred credits and other liabilities	—	18,749	—	—	—	18,749
Total liabilities	—	1,347,433	(52,064)	(63,141)	—	1,232,228
Stockholders' Equity
Preferred Stock, par $0.01 (authorized 20,000,000 shares, none outstanding)	—	—	—	—	—	—
Common Stock, par $0.01 (authorized 200,000,000 shares, 46,746,633 shares issued and outstanding at December 31, 2013)	467	1	60	—	(61)	467
Treasury stock	—	—	—	—	—	—
Additional paid in capital (APIC)	1,228,370	548,758	52,004	35,677	(1,316,516)	548,293
Retained earnings	—	38,954	—	68,622	—	107,576
Total stockholders' equity	1,228,837	587,713	52,064	104,299	(1,316,577)	656,336
Total liabilities and stockholders' equity	$1,228,837	$1,935,146	$—	$41,158	$(1,316,577)	$1,888,564

CONSOLIDATING INCOME STATEMENT

(Thousands of dollars)	Year ended December 31, 2014
Revenues	Parent Company	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated and Combined
Petroleum product sales	$—	$14,911,658	$—	$—	$(183,131)	$14,728,527
Merchandise sales	—	2,161,378	—	—	—	2,161,378
Other operating revenues	—	96,109	—	—	—	96,109
Total revenues	—	17,169,145	—	—	(183,131)	16,986,014
Costs and operating expenses
Petroleum product cost of goods sold	—	14,257,710	—	—	(183,131)	14,074,579
Merchandise cost of goods sold	—	1,859,732	—	—	—	1,859,732
Station and other operating expenses	—	486,762	—	—	—	486,762
Depreciation and amortization	—	79,087	—	—	—	79,087
Selling, general and administrative	—	119,265	1	—	—	119,266
Accretion of asset retirement obligations	—	1,200	—	—	—	1,200
Total costs and operating expenses	—	16,803,756	1	—	(183,131)	16,620,626
Income from operations	—	365,389	(1)	—	—	365,388
Other income (expense)
Interest income	—	244	—	—	—	244
Interest expense	—	(36,646)	—	—	—	(36,646)
Gain (loss) on sale of assets	—	194	—	—	—	194
Other nonoperating income	—	10,166	—	—	—	10,166
Total other income (expense)	—	(26,042)	—	—	—	(26,042)
Income from continuing operations before income taxes	—	339,347	(1)	—	—	339,346
Income tax expense	—	116,386	—	—	—	116,386
Income from continuing operations	—	222,961	(1)	—	—	222,960
Income (loss) from discontinued operations, net of income taxes	—	—	—	20,903	—	20,903
Equity earnings in affiliates, net of tax	351,439	89,524	—	—	(440,963)	—
Net Income	$351,439	$312,485	$(1)	$20,903	$(440,963)	$243,863

CONSOLIDATING AND COMBINING INCOME STATEMENT

(Thousands of dollars)	Year ended December 31, 2013
Revenues	Parent Company	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated and Combined
Petroleum product sales	$—	$15,766,752	$—	$—	$(206,435)	$15,560,317
Merchandise sales	—	2,159,466	—	—	—	2,159,466
Other operating revenues	—	94,298	—	—	—	94,298
Total revenues	—	18,020,516	—	—	(206,435)	17,814,081
Costs and operating expenses
Petroleum product cost of goods sold	—	15,216,390	—	—	(206,435)	15,009,955
Merchandise cost of goods sold	—	1,877,630	—	—	—	1,877,630
Station and other operating expenses	—	460,476	—	—	—	460,476
Depreciation and amortization	—	74,053	—	—	—	74,053
Selling, general and administrative	—	129,430	1	—	—	129,431
Accretion of asset retirement obligations	—	1,096	—	—	—	1,096
Total costs and operating expenses	—	17,759,075	1	—	(206,435)	17,552,641
Income from operations	—	261,441	(1)	—	—	261,440
Other income (expense)
Interest income	—	1,099	—	—	—	1,099
Interest expense	—	(14,509)	—	—	—	(14,509)
Gain (loss) on sale of assets	—	5,995	—	—	—	5,995
Other nonoperating income	—	169	—	—	—	169
Total other income (expense)	—	(7,246)	—	—	—	(7,246)
Income from continuing operations before income taxes	—	254,195	(1)	—	—	254,194
Income tax expense	—	100,059	—	—	—	100,059
Income from continuing operations	—	154,136	(1)	—	—	154,135
Income (loss) from discontinued operations, net of income taxes	—	—	—	80,898	—	80,898
Equity earnings in affiliates, net of tax	—	—	—	—	—	—
Net Income	$—	$154,136	$(1)	$80,898	$—	$235,033

COMBINING INCOME STATEMENT

(Thousands of dollars)	Year ended December 31, 2012
Revenues	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Petroleum product sales	$17,071,126	$—	$—	$(216,141)	$16,854,985
Merchandise sales	2,144,347	—	—	—	2,144,347
Other operating revenues	11,708	—	—	—	11,708
Total revenues	19,227,181	—	—	(216,141)	19,011,040
Costs and operating expenses
Petroleum product cost of goods sold	16,514,457	—	—	(216,141)	16,298,316
Merchandise cost of goods sold	1,855,641	—	—	—	1,855,641
Station and other operating expenses	447,103	—	—	—	447,103
Depreciation and amortization	68,299	—	—	—	68,299
Selling, general and administrative	109,634	2	—	—	109,636
Accretion of asset retirement obligations	980	—	—	—	980
Total costs and operating expenses	18,996,114	2	—	(216,141)	18,779,975
Income from operations	231,067	(2)	—	—	231,065
Other income (expense)
Interest income	172	—	—	—	172
Interest expense	(384)	—	—	—	(384)
Gain (loss) on sale of assets	(1,005)	—	—	—	(1,005)
Other nonoperating income	92	—	—	—	92
Total other income (expense)	(1,125)	—	—	—	(1,125)
Income from continuing operations before income taxes	229,942	(2)	—	—	229,940
Income tax expense	91,525	—	—	—	91,525
Income from continuing operations	138,417	(2)	—	—	138,415
Income from discontinued operations, net of income taxes	—	—	(54,847)	—	(54,847)
Equity earnings in affiliates, net of tax	—	—	—	—	—
Net Income	$138,417	$(2)	$(54,847)	$—	$83,568

CONSOLIDATING STATEMENT OF CASH FLOW

(Thousands of dollars)	Year ended December 31, 2014
Operating Activities	Parent Company	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated and Combined
Net income	$351,439	$312,485	$(1)	$20,903	$(440,963)	$243,863
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Income from discontinued operations, net of tax	—	—	—	(20,903)	—	(20,903)
Depreciation and amortization	—	79,087	—	—	—	79,087
Deferred and noncurrent income tax credits	—	(4,403)	—	—	—	(4,403)
Accretion on discounted liabilities	—	1,200	—	—	—	1,200
Pretax gains from sale of assets	—	(194)	—	—	—	(194)
Net decrease (increase) in noncash operating working capital	—	(36,475)	—	—	—	(36,475)
Equity in earnings	(351,439)	(89,524)	—	—	440,963	—
Other operating activities - net	—	14,531	—	—	—	14,531
Net cash provided by (required by) continuing operations	—	276,707	(1)	—	—	276,706
Net cash provided by discontinued operations	—	—	—	28,876	—	28,876
Net cash provided by (required by) operating activities	—	276,707	(1)	28,876	—	305,582
Investing Activities
Property additions	—	(135,339)	—	—	—	(135,339)
Proceeds from sale of assets	—	376	—	—	—	376
Other investing activities - net	—	(10,631)	—	—	—	(10,631)
Sales proceeds	—	—	—	1,097	—	1,097
Other	—	—	—	(4,918)	—	(4,918)
Net cash required by investing activities	—	(145,594)	—	(3,821)	—	(149,415)
Financing Activities
Purchase of treasury stock	(51,348)	—	—	—	—	(51,348)
Repayments of long-term debt	—	(70,000)	—	—	—	(70,000)
Additions to long-term debt	—	—	—	—	—	—
Cash dividend to former parent	—	—	—	—	—	—
Debt issuance costs	—	(875)	—	—	—	(875)
Amounts related to share-based compensation	—	(580)	—	—	—	(580)
Net distributions to parent	51,348	(27,236)	1	(24,113)	—	—
Net cash provided by (required by) financing activities	—	(98,691)	1	(24,113)	—	(122,803)
Net increase in cash and cash equivalents	—	32,422	—	942	—	33,364
Cash and cash equivalents at January 1	—	294,741	—	—	—	294,741
Cash and cash equivalents at December 31	—	327,163	—	942	—	328,105
Less: Cash and cash equivalents held for sale	—	—	—	942	—	942
Cash and cash equivalents of continuing operations at December 31	$—	$327,163	$—	$—	$—	$327,163

CONSOLIDATING AND COMBINING STATEMENT OF CASH FLOW

(Thousands of dollars)	Year ended December 31, 2013
Operating Activities	Parent Company	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated and Combined
Net income (loss)	$—	$154,136	$(1)	$80,898	$—	$235,033
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Income from discontinued operations, net of tax	—	—	—	(80,898)	—	(80,898)
Depreciation and amortization	—	74,053	—	—	—	74,053
Deferred and noncurrent income tax credits	—	(11,568)	—	—	—	(11,568)
Accretion on discounted liabilities	—	1,096	—	—	—	1,096
Pretax gains from sale of assets	—	(5,995)	—	—	—	(5,995)
Net decrease in noncash operating working capital	—	51,204	—	—	—	51,204
Equity in earnings	—	—	—	—	—	—
Other operating activities - net	—	13,215	—	—	—	13,215
Net cash provided by (required by) continuing operations	—	276,141	(1)	—	—	276,140
Net cash provided by discontinued operations	—	—	—	80,558	—	80,558
Net cash provided by (required by) operating activities	—	276,141	(1)	80,558	—	356,698
Investing Activities
Property additions	—	(163,303)	—	—	—	(163,303)
Proceeds from sale of assets	—	6,113	—	—	—	6,113
Other investing activities - net	—	52	—	—	—	52
Sales proceeds	—	—	—	173,118	—	173,118
Other	—	—	—	(3,088)	—	(3,088)
Net cash provided by (required by) investing activities	—	(157,138)	—	170,030	—	12,892
Financing Activities
Purchase of treasury stock	—	—	—	—	—	—
Repayments of long-term debt	—	(80,000)	—	(1,170)	—	(81,170)
Additions to long-term debt	—	641,250	—	—	—	641,250
Cash dividend to former parent	—	(650,000)	—	—	—	(650,000)
Debt issuance costs	—	(6,693)	—	—	—	(6,693)
Amounts related to share-based compensation	—	—	—	—	—	—
Net distributions to parent	—	213,808	1	(249,418)	—	(35,609)
Net cash provided by (required by) financing activities	—	118,365	1	(250,588)	—	(132,222)
Net increase in cash and cash equivalents	—	237,368	—	—	—	237,368
Cash and cash equivalents at January 1	—	57,373	—	—	—	57,373
Cash and cash equivalents at December 31	—	294,741	—	—	—	294,741
Less: Cash and cash equivalents held for sale	—	—	—	—	—	—
Cash and cash equivalents of continuing operations at December 31	$—	$294,741	$—	$—	$—	$294,741

COMBINING STATEMENT OF CASH FLOW

(Thousands of dollars)	Year ended December 31, 2012
Operating Activities	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Net income (loss)	$138,417	$(2)	$(54,847)	$—	$83,568
Adjustments to reconcile net income to net cash provided by operating activities
(Income) loss from discontinued operations, net of tax	—	—	54,847	—	54,847
Depreciation and amortization	68,299	—	—	—	68,299
Deferred and noncurrent income tax charges (credits)	2,906	—	—	—	2,906
Accretion on discounted liabilities	980	—	—	—	980
Pretax (gains) losses from sale of assets	1,005	—	—	—	1,005
Net decrease in noncash operating working capital	62,493	—	—	—	62,493
Equity in earnings	—	—	—	—	—
Other operating activities - net	(2,037)	—	—	—	(2,037)
Net cash provided by (required by) continuing operations	272,063	(2)	—	—	272,061
Net cash required by discontinued operations	—	—	(34,634)	—	(34,634)
Net cash provided by (required by) operating activities	272,063	(2)	(34,634)	—	237,427
Investing Activities
Property additions	(103,152)	—	—	—	(103,152)
Proceeds from sale of assets	364	—	—	—	364
Other investing activities - net	—	—	—	—	—
Sales proceeds	—	—	—	—	—
Other	—	—	(9,300)	—	(9,300)
Net cash required by investing activities	(102,788)	—	(9,300)	—	(112,088)
Financing Activities
Purchase of treasury stock	—	—	—	—	—
Repayments of long-term debt	—	—	(42)	—	(42)
Additions to long-term debt	—	—	—	—	—
Cash dividend to former parent	—	—	—	—	—
Debt issuance costs	—	—	—	—	—
Amounts related to share-based compensation	—	—	—	—	—
Net distributions to former parent	(148,789)	2	43,976	—	(104,811)
Net cash provided by (required by) financing activities	(148,789)	2	43,934	—	(104,853)
Net increase in cash and cash equivalents	20,486	—	—	—	20,486
Cash and cash equivalents at January 1	36,887	—	—	—	36,887
Cash and cash equivalents at December 31	57,373	—	—	—	57,373
Less: Cash and cash equivalents held for sale	—	—	—	—	—
Cash and cash equivalents of continuing operations at December 31	$57,373	$—	$—	$—	$57,373

CONSOLIDATING STATEMENT OF CHANGES IN EQUITY

(Thousands of dollars)	Year ended December 31, 2014
Statement of Stockholders' Equity/Net Parent Investment	Parent Company	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Common Stock
Balance as of December 31, 2013	$467	$1	$60	$—	$(61)	$467
Issuance of common stock	1	—	—	—	—	1
Balance as of December 31, 2014	$468	$1	$60	$—	$(61)	$468
Treasury Stock
Balance as of December 31, 2013	—	—	—	—	—	—
Issuance of common stock	275	—	—	—	—	275
Repurchase of common stock	(51,348)	—	—	—	—	(51,348)
Balance as of December 31, 2014	$(51,073)	$—	$—	$—	$—	$(51,073)
APIC
Balance as of December 31, 2013	$1,228,370	$548,758	$52,004	$35,677	$(1,316,516)	$548,293
Issuance of common stock	(275)	—	—	—	—	(275)
Shares withheld to satisfy tax withholdings	—	(582)	—	—	—	(582)
Reclassification of net parent investment to APIC	—	—	—	—	—	—
Share-based compensation expense	—	10,435	—	—	—	10,435
Balance as of December 31, 2014	$1,228,095	$558,611	$52,004	$35,677	$(1,316,516)	$557,871
Net Parent Investment
Balance as of December 31, 2013	$—	$—	$—	$—	$—	$—
Net income	—	—	—	—	—	—
Dividend paid to former parent	—	—	—	—	—	—
Net transfers to/between former parent	—	—	—	—	—	—
Reclassification of net parent investment to APIC	—	—	—	—	—	—
Balance as of December 31, 2014	$—	$—	$—	$—	$—	$—
Retained Earnings
Balance as of December 31, 2013	$—	$38,954	$—	$68,622	$—	$107,576
Net income	351,439	312,485	(1)	20,903	(440,963)	243,863
Balance as of December 31, 2014	$351,439	$351,439	$(1)	$89,525	$(440,963)	$351,439

CONSOLIDATING AND COMBINING STATEMENTS OF CHANGES IN EQUITY

(Thousands of dollars)	Year ended December 31, 2013
Statement of Stockholders' Equity/Net Parent Investment	Parent Company	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Common Stock
Balance as of December 31, 2012	$—	$—	$—	$—	$—	$—
Issuance of stock at the separation and distribution	467	1	60	—	(61)	467
Balance as of December 31, 2013	$467	$1	$60	$—	$(61)	$467
Treasury Stock
Balance as of December 31, 2012	—	—	—	—	—	—
Issuance of common stock	—	—	—	—	—	—
Repurchase of common stock	—	—	—	—	—	—
Balance as of December 31, 2013	$—	$—	$—	$—	$—	$—
APIC
Balance as of December 31, 2012	$—	$—	$—	$—	$—	$—
Issuance of stock at the separation and distribution	—	(467)	—	—	—	(467)
Shares withheld to satisfy tax withholdings	—	—	—	—	—	—
Reclassification of net parent investment to APIC	1,228,370	546,311	52,004	35,677	(1,316,516)	545,846
Share-based compensation expense	—	2,914	—	—	—	2,914
Balance as of December 31, 2013	$1,228,370	$548,758	$52,004	$35,677	$(1,316,516)	$548,293
Net Parent Investment
Balance as of December 31, 2012	$—	$1,123,467	$53,895	$117,550	$(190,461)	$1,104,451
Net income	—	114,668	—	12,789	—	127,457
Dividend paid to former parent	—	(650,000)	—	—	—	(650,000)
Net transfers to/between former parent	—	(36,062)	—	—	—	(36,062)
Reclassification of net parent investment to APIC	—	(552,073)	(53,895)	(130,339)	190,461	(545,846)
Balance as of December 31, 2013	$—	$—	$—	$—	$—	$—
Retained Earnings
Balance as of December 31, 2012	$—	$—	$—	$—	$—	$—
Net income	—	38,954	—	68,622	—	107,576
Balance as of December 31, 2013	$—	$38,954	$—	$68,622	$—	$107,576

COMBINING STATEMENTS OF CHANGES IN EQUITY

(Thousands of dollars)	Year ended December 31, 2012
Statement of Stockholders' Equity/Net Parent Investment	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Common Stock
Balance as of December 31, 2011	$—	$—	$—	$—	$—
Issuance of stock at the separation and distribution	—	—	—	—	—
Balance as of December 31, 2012	$—	$—	$—	$—	$—
Treasury Stock
Balance as of December 31, 2011	—	—	—	—	—
Issuance of common stock	—	—	—	—	—
Repurchase of common stock	—	—	—	—	—
Balance as of December 31, 2012	$—	$—	$—	$—	$—
APIC
Balance as of December 31, 2011	$—	$—	$—	$—	$—
Issuance of stock at the separation and distribution	—	—	—	—	—
Shares withheld to satisfy tax withholdings	—	—	—	—	—
Reclassification of net parent investment to APIC	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—
Balance as of December 31, 2012	$—	$—	$—	$—	$—
Net Parent Investment
Balance as of December 31, 2011	$1,043,914	$2,166	$263,328	$(190,461)	$1,118,947
Net income	138,416	—	(54,848)	—	83,568
Dividend paid to former parent	—	—	—	—	—
Net transfers to/between former parent	(58,863)	51,729	(90,930)	—	(98,064)
Reclassification of net parent investment to APIC	—	—	—	—	—
Balance as of December 31, 2012	$1,123,467	$53,895	$117,550	$(190,461)	$1,104,451
Retained Earnings
Balance as of December 31, 2011	$—	$—	$—	$—	$—
Net income	—	—	—	—	—
Balance as of December 31, 2012	$—	$—	$—	$—	$—

Murphy USA Inc. and Consolidated Subsidiaries
Supplemental Quarterly Information (Unaudited)

	First	Second	Third	Fourth
(Millions of dollars except per share amounts)	Quarter	Quarter	Quarter	Quarter	Year
Year Ended December 31, 2014
Sales and other operating revenues	$4,115.5	$4,693.9	$4,622.6	$3,554.0	$16,986.0
Income from continuing operations before income taxes	$12.6	$93.9	$91.0	$141.8	$339.3
Income from continuing operations	$7.6	$64.4	$56.6	$94.3	$223.0
Net income	$9.6	$73.2	$62.7	$98.3	$243.9
Income from continuing operations (per Common share)
Basic	$0.16	$1.39	$1.24	$2.06	$4.84
Diluted	$0.16	$1.38	$1.23	$2.04	$4.81
Net income (per Common share)
Basic	$0.21	$1.58	$1.35	$2.15	$5.29
Diluted	$0.21	$1.57	$1.35	$2.13	$5.26
Market price of Common stock 1
High	$43.25	$52.34	$55.64	$69.37	$69.37
Low	$37.55	$39.96	$47.26	$49.63	$37.55
Year Ended December 31, 2013
Sales and other operating revenues	$4,292.1	$4,759.6	$4,622.0	$4,140.3	$17,814.1
Income (loss) from continuing operations before income taxes	$38.9	$109.3	$61.3	$44.6	$254.2
Income (loss) from continuing operations	$23.2	$66.6	$37.6	$26.7	$154.1
Net income (loss)	$22.1	$77.6	$41.7	$93.6	$235.0
Income (Loss) from continuing operations (per Common share)
Basic	$0.50	$1.42	$0.80	$0.57	$3.30
Diluted	$0.50	$1.42	$0.80	$0.57	$3.29
Net income (per Common share)
Basic	$0.47	$1.66	$0.89	$2.00	$5.03
Diluted	$0.47	$1.66	$0.89	$2.00	$5.02
Market price of Common stock 1
High	$—	$—	$41.58	$46.91	$46.91
Low	$—	$—	$36.12	$39.27	$36.12

1 Prices as quoted on the New York Stock Exchange. Stock first traded September 3, 2013.

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS (CONSOLIDATED AND COMBINED)
Murphy USA Inc.
Valuation Accounts and Reserves

(Thousands of dollars)	Balance at January 1,	Charged (Credited) to Expense	Deductions	Balance at December 31,

2014
Deducted from assets accounts
Allowance for doubtful accounts	$4,456	—	—	4,456

2013
Deducted from assets accounts
Allowance for doubtful accounts	$4,576	—	(120)	4,456

2012
Deducted from assets accounts
Allowance for doubtful accounts	$5,835	—	(1,259)	4,576